UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Tenneco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000

April 6, 2011

To the Stockholders of Tenneco Inc.:

The Annual Meeting of Stockholders of Tenneco Inc. will be held Wednesday, May 18, 2011, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Form 10-K to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

A record of our activities for the year 2010 is contained in our Form 10-K, which you may access by following the instructions contained in our Notice of Internet Availability of Proxy Materials. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by following the voting procedures contained in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Very truly yours,

GREGG M. SHERRILL

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS May 18, 2011
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
ELECTION OF DIRECTORS (Item 1)
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS For One-Year Terms Expiring at the 2012 Annual Meeting of Stockholders
CORPORATE GOVERNANCE
OWNERSHIP OF COMMON STOCK

Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
May 18, 2011

The Annual Meeting of Stockholders of Tenneco Inc. will be held at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045 on Wednesday, May 18, 2011, at 10:00 a.m., local time.

The purposes of the meeting are:

1. To elect nine directors for a term to expire at the 2012 Annual Meeting of Stockholders;

2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2011;

3. To cast an advisory vote regarding our executive compensation;

4. To cast an advisory vote regarding the frequency of future advisory votes on our executive compensation; and

5. To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.

The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 21, 2011 are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045, and also will be available for inspection at the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our Form 10-K on the Internet. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides stockholders with instructions on how to access the proxy materials and our Form 10-K, on the Internet, and, if they prefer, how to request paper copies of these materials. Plan participants who hold shares in their Tenneco 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Tenneco Inc., your vote is important. All stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

By Order of the Board of Directors

JAMES D. HARRINGTON
Corporate Secretary

Lake Forest, Illinois
April 6, 2011

Tenneco Inc. 500 North Field Drive Lake Forest, Illinois 60045 (847) 482-5000
April 6, 2011

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2011

The Board of Directors of Tenneco Inc. (which we refer to as we, us, our, Tenneco or our company) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 18, 2011, or at any adjournment or postponement thereof.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 6, 2011 to our stockholders of record. The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting and our Form 10-K (which includes our audited financial statements) on the Internet at www.proxyvote.com;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request a printed set of the proxy materials and Form 10-K.

Plan participants who hold Tenneco shares in their 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or in paper. We elected to use electronic notice and access for our proxy materials because we believe this process will reduce our printing and mailing costs and, by reducing the amount of printed materials, will reduce the environmental impact of our annual stockholders’ meetings. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	The election of the nine nominees named in this proxy statement to our Board of Directors, each for a term of one year;

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2011;

•	An advisory vote regarding our executive compensation; and

•	An advisory vote on the frequency of future advisory votes on our executive compensation.

The stockholders will also act on any other business that may properly come before the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 21, 2011 may attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 21, 2011 are entitled to vote. There were 60,439,102 shares of common stock outstanding on March 21, 2011. Stockholders are entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet by following the instructions on the Notice or proxy card;

•	By Mail — If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone — You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

Unless you hold your shares through a 401(k) plan of the company or Packaging Corporation of America, you may vote via the Internet or by phone until 11:59 p.m. Eastern Time, on May 17, 2011, or the company’s agent must receive your paper proxy card on or before May 17, 2011. If you hold your shares through a 401(k) plan of the company or Packaging Corporation of America, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on May 15, 2011, or the company’s agent must receive your paper proxy card on or before May 15, 2011.

How will my proxy be voted?

All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR the election of all nominees for election as director described in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2011;

•	FOR the approval, in an advisory vote, of our executive compensation;

•	FOR the approval, in an advisory vote, of our recommendation of “one year” as the frequency of future advisory votes on our executive compensation; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The election of directors (Item 1), the advisory vote on executive compensation (Item 3) and the advisory vote on the frequency of the advisory vote on executive compensation (Item 4) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to any of these items, your broker may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast. Because the election of directors is determined on the basis of a majority of the votes cast, abstentions and broker non-votes have no effect on the election of directors.

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2011 and to approve the advisory vote on our executive compensation. Because the vote standard for the approval of these proposals is a majority of shares present and entitled to vote, abstentions have the effect of a vote against and broker non-votes would have no effect on the proposals. The advisory vote on the frequency of the advisory vote on our executive compensation will be determined by a plurality of votes cast, and accordingly abstentions and broker non-votes will have no effect on this proposal.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

How is the solicitation being made?

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, email or fax. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Where can I find more information about Tenneco?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://www.tenneco.com and at the Internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF DIRECTORS
(Item 1)

Our Board of Directors currently comprises nine individuals, all of whom are proposed to be elected at this Annual Meeting to serve for a term to expire at the annual meeting of stockholders to be held in 2012 and until their successors are chosen and have qualified.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

You may vote “For” or “Against” any or all of the director nominees, or you may “Abstain” from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast.

Brief statements setting forth the age (at March 21, 2011), the principal occupation, the employment during at least the past five years, the year in which first elected a director and other information concerning each nominee appears below.

The Board of Directors recommends that you vote FOR all of the nominees listed below.

We are a Delaware corporation. Under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco’s By-Laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Compensation/Nominating/Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. In addition, the director whose resignation is under consideration will not participate in the recommendation of the Compensation/Nominating/Governance Committee with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For One-Year Terms Expiring at the 2012 Annual Meeting of Stockholders

Charles W. Cramb — Mr. Cramb was appointed Vice Chairman, Developed Market Group of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, effective March 1, 2011. In this role, Mr. Cramb is responsible for the end-to-end operations of Avon’s North America, Western Europe, Middle East and Africa business units. In his new role, he will continue to oversee corporate strategy. Mr. Cramb also currently serves as Avon’s Interim Chief Finance Officer, and oversees its Finance and Investor Relations functions. Mr. Cramb joined Avon in November 2005 as Executive Vice President, Finance and Technology and Chief Financial Officer and served as its Vice Chairman, Chief Finance and Strategy Officer from September 2007 through February 2011. Before joining Avon, Mr. Cramb served in a number of finance leadership roles at The Gillette Company, including Senior Vice President and Chief Financial Officer from 1997 through October 2005, Vice President and Corporate Controller and Vice President, Finance and Strategic Planning, North Atlantic Group. Mr. Cramb also headed Gillette’s information technology function and chaired its IT Advisory Council. He also held leadership positions in business transformation, strategic and financial planning and marketing, and worked extensively in senior line management in Gillette’s international operations. He is a director of Idenix Pharmaceuticals, Inc. where he is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Cramb holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago. He was elected a director of our company in March 2003, is 64 years old and is the Chairman of the Audit Committee.

Mr. Cramb’s extensive business experience in senior financial, strategic and operational roles over a 40 year career makes him a significant contributor to our Board. He brings to our Board of Directors the financial and accounting experience necessary to lead our Audit Committee. Through his experience as Chief Finance and Strategy Officer at Avon Products, Inc. and as Chief Financial Officer at The Gillette Company, Mr. Cramb has gained extensive knowledge of the financial and accounting issues facing large public companies. He is also an experienced audit committee member, serving as Chairman of Idenix Pharmaceuticals, Inc.’s audit committee. The Board has designated Mr. Cramb as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Dennis J. Letham — Mr. Letham serves as Executive Vice President, Finance and Chief Financial Officer of Anixter International Inc., where he oversees the company’s finance, accounting, tax, legal, human resource and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a ten-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelors degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham is 59 years old, was elected a director of our company in October 2007 and is a member of the Audit Committee.

Mr. Letham’s substantial experience in finance and accounting makes him a valuable asset to our Board and our Audit Committee. Throughout his more than 35 year career, Mr. Letham has gained a deep understanding of the operations and financial reporting and accounting functions of large organizations. His 15 years of experience as the Chief Financial Officer of Anixter, a large international public company, gives him substantial insight into the complex financial, accounting and operational issues that a large multi-national company such as ours can encounter. Further, with his background in public accounting, he brings particular insight to the external and internal audit functions. The Board has designated Mr. Letham as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Hari N. Nair — Chief Operating Officer — Mr. Nair was named our Chief Operating Officer in July 2010. Prior to that, he served as our Executive Vice President and President - International since March 2007. Previously, Mr. Nair served as Executive Vice President and Managing Director of our business in Europe, South America and India. Before that, he was Senior Vice President and Managing Director - International. Before December 2000, Mr. Nair was the Vice President and Managing Director - Emerging Markets. Previously, Mr. Nair was the Managing Director for Tenneco Automotive Asia, based in Singapore and responsible for all operations and development projects in Asia. He began his career with the former Tenneco Inc. in 1987, holding various positions in strategic planning, marketing, business development, quality control and finance. Before joining Tenneco, Mr. Nair was a senior financial analyst at General Motors Corporation focusing on European operations. Mr. Nair has a B.S. degree in Engineering from Bradley University and an M.B.A. in Finance and International Business from the University of Notre Dame. Mr. Nair is 51 years old and was elected a director of our company in March 2009.

Mr. Nair brings to our Board over 25 years of experience in the automotive industry in increasingly senior management roles. He has been with our company for over 20 years in diverse roles from strategic planning, marketing and business development to quality and finance. He has also held senior managerial positions for our company in virtually all of our global locations - from Europe to Asia to North America. He oversees our operations globally, including in key growth areas such as China. Mr. Nair’s extensive knowledge of our company and its global operations makes him a particular asset to our Board.

Roger B. Porter — Mr. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. He has served on the faculty at Harvard University since 1977. He also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He received a B.A. from Brigham Young University and M.A. and Ph.D. degrees from Harvard University. He was also a Rhodes Scholar at Oxford University where he received his B.Phil. degree. He is also a director of Zions Bancorporation, Extra Space Storage Inc. and Packaging Corporation of America. Mr. Porter served on the board of directors of Pactiv Corporation through November 2010. Mr. Porter is 64 years old and was elected a director of our company in January 1998. He is the Chairman of the Compensation/Nominating/Governance Committee.

Mr. Porter brings a distinctive background to his service on our Board of Directors. He is the author of several books on economic policy, including Presidential Decision Making and Efficiency, Equity and Legitimacy: The Multilateral Trading System at the Millennium. His significant policy roles for various White Houses, as well as his scholarly research and teaching as the IBM Professor of Business and Government at Harvard, give him a unique perspective on the impact of general economic, political and market conditions on our business and operations. His background and experience is unlike that of any other Board member, making him a valuable addition to a well-rounded Board. In addition, his service on the Board of Directors of a variety of major public companies provides him an understanding of the strategic, operational and financial issues faced by large public companies.

David B. Price, Jr. — Since his retirement from Noveon Inc. in 2001, Mr. Price has worked as an independent consultant, providing investment and operational advice primarily to financial and strategic buyers of businesses. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon, Inc. was formerly the Performance Materials segment of BF Goodrich Company before its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Before joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, including President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto’s Chemical Group. Mr. Price received a B.S.C.E. from the University of Missouri and an M.B.A. from Harvard University. He is a director and former

Chairman of the YMCA of Greater St. Louis and a Director of St. Lukes Hospital in St. Louis. He is also a director of CH2M HILL. Mr. Price is 65 years old and was elected a director of our company in November 1999. Mr. Price is a member of the Compensation/Nominating/Governance Committee.

Mr. Price is an experienced businessman, having managed major chemicals businesses for Monsanto and B.F. Goodrich over a 30-year period. His experience as president and chief operating officer of various Monsanto and B.F. Goodrich business units gives Mr. Price an understanding of the strategic, operational and financial issues facing major industrial companies and a perspective beyond traditional automotive manufacturing.

Gregg M. Sherrill — Chairman and Chief Executive Officer — Mr. Sherrill was named our Chairman and Chief Executive Officer in January 2007. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls’ Automotive Systems Group. Before joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company, including Plant Manager of Ford’s Dearborn, Michigan engine plant, Chief Engineer, Steering Systems and Director of Supplier Technical Assistance. Mr. Sherrill holds a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Indiana University’s Graduate School of Business. Mr. Sherrill is a director of Snap-on Incorporated where he is a member of the Corporate Governance and Nominating Committee. Mr. Sherrill is 58 years old and became a director of our company in January 2007.

Mr. Sherrill brings to our Board over 30 years of experience in the automotive industry, including four years as our Chairman and Chief Executive Officer. Before joining our company, he held increasingly senior management roles at both a major automotive parts supplier - Johnson Controls - and a major original equipment manufacturer - Ford, giving him unique perspective and insight. His extensive experience managing international operations is also of key value to a global company such as ours. Under his leadership, our company has navigated successfully a challenging automotive industry environment and is positioned to capitalize on a recovery in the sector. His extensive knowledge of our business and industry, together with his proven talents and leadership, position him well to serve as our Chairman and Chief Executive Officer.

Paul T. Stecko — Mr. Stecko has served as the Executive Chairman of Packaging Corporation of America since July 2010. He served as Chief Executive Officer of Packaging Corporation of America from January 1999 through June 2010 and has been Chairman of PCA’s Board of Directors since March 1999. Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. from November 1998 to April 1999 and as Chief Operating Officer of Tenneco Inc. from January 1997 to November 1998. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Before that, Mr. Stecko spent 16 years with International Paper Company in roles of increasing responsibility, most recently serving as Vice President and General Manager of the Publication Papers, Bristols and Converting Papers businesses. Mr. Stecko received a B.S. degree in metallurgy from Pennsylvania State University and an M.S. in metallurgical engineering and an M.B.A. from the University of Pittsburgh. He is a director of State Farm Mutual Insurance Company and Smurfit Kappa Group. Mr. Stecko is 66 years old and has been a director of our company since November 1998. Mr. Stecko is a member of the Compensation/Nominating/Governance Committee and is our lead independent director.

Mr. Stecko, with his more than ten years of experience as Chairman and Chief Executive Officer of Packaging Corporation of America, brings to the Board proven leadership and extensive managerial experience at the most senior level. In addition, his years of service in senior management of Tenneco prior to the 1999 transactions that separated our automotive and packaging businesses give Mr. Stecko unique historical perspective that is of particular value to our company. As a result of these experiences, Mr. Stecko has a thorough knowledge and understanding of the complex strategic, operational and financial issues faced by large public companies. Mr. Stecko’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as our lead independent director.

Mitsunobu Takeuchi — Mr. Takeuchi is the retired Chairman of DENSO International America, Inc., the North American arm of Japan-based DENSO Corporation, a worldwide supplier of advanced automotive systems and components. Mr. Takeuchi joined DENSO in 1964 and rose through a series of sales and general manager positions in Japan and North America, with experience in both original equipment and aftermarket. He became President and Chief Executive Officer, DENSO International America in 1997 and Chairman and Chief Executive Officer in 2002. He served as Chairman Emeritus from 2004 through January 2006. He served as a member of the Board of Directors of DENSO Corporation from March 1995 until his retirement in June 2004. Mr. Takeuchi is a director of the Economic Club of Detroit and the Motor Equipment Manufacturers Association and a member and past president of the Japan Business Society of Detroit. Mr. Takeuchi is 69 years old and has been a director of our company since January 2006. Mr. Takeuchi is a member of the Audit Committee.

Mr. Takeuchi gained in-depth knowledge of the automotive industry during his more than 40-year career with the major Japanese automotive parts supplier DENSO. As a result of his significant leadership roles with DENSO, he has deep knowledge of the strategic, operational and financial issues facing automotive parts suppliers. His knowledge of the specific requirements of the Japanese automakers is of particular value to our company as we seek to expand our relationships with these customers.

Jane L. Warner — Ms. Warner has served as Executive Vice President at Illinois Tool Works Inc., a Fortune 200 diversified manufacturer of highly engineered components and industrial systems and consumables, since August 2007, where she has worldwide responsibility for its Decorative Surfaces businesses. Ms. Warner joined Illinois Tool Works Inc. in December 2005 as Group President of its Worldwide Finishing business. She was previously the President of Plexus Systems, L.L.C., a manufacturing software company, from June 2004 to December 2005, and a Vice President with Electronic Data Systems from 2000 through June 2004, where she led their global manufacturing group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner received a B.A. and an M.A. from Michigan State University. She also received an M.B.A. from Stanford University where she was a Sloan Fellow. Ms. Warner is a board member of MeadWestvaco Corporation, where she sits on the Audit Committee and chairs the Safety, Health and Environmental Committee. She is also a Trustee for John G. Shedd Aquarium. Ms. Warner is 64 years old and was elected a director of our company in October 2004. Ms. Warner is a member of the Compensation/Nominating/Governance Committee.

With over 20 years of experience at General Motors and five years of experience at Textron Automotive, Ms. Warner has particular appreciation of the challenges facing our customers. Her automotive industry expertise is supplemented by her leadership roles in global manufacturing and manufacturing information systems businesses, both of which are of particular relevance to a global manufacturing company such as ours. She also brings to us the financial understanding she has gained through her business unit leadership and as member of the audit committee at MeadWestvaco.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Independence of Directors (see p.13)

•	Seven of the Company’s nine current directors are independent under the New York Stock Exchange (“NYSE”) listing standards. Assuming all nominees presented in this Proxy Statement are elected at the Annual Meeting, seven of our nine directors will be independent under the NYSE listing standards.

•	Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

•	We have a lead independent director, Mr. Paul T. Stecko.

Audit Committee (see pp. 15-16 and p.49)

•	All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•	Two members of the Audit Committee, Messrs. Charles Cramb and Dennis Letham, have been designated as “audit committee financial experts” as defined in the SEC rules. All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

Compensation/Nominating/Governance Committee and Subcommittee (see pp.13-15 and p.48)

•	All members meet the independence standards for compensation and nominating committee membership under the NYSE listing standards.

•	The Compensation/Nominating/Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

•	We have an Executive Compensation Subcommittee which has the responsibility to consider and approve equity-based compensation for our executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Corporate Governance Principles

•	We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

Stock Ownership Guidelines (see p. 30)

•	We have adopted Stock Ownership Guidelines to align the interests of our executives with the interests of stockholders and promote our commitment to sound corporate governance.

•	The Stock Ownership Guidelines apply to the non-management directors, the Chairman and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, all Executive Vice Presidents, all Senior Vice Presidents and all Vice Presidents.

Communications with Directors (see p. 17)

•	The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

•	Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

Codes of Business Conduct and Ethics

•	We have adopted a Code of Ethical Conduct for Financial Managers that applies to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other key financial managers.

•	We also operate under an omnibus Statement of Business Principles that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interest. All salaried employees are required to affirm annually in writing their acceptance of, and compliance with, these principles.

Related Party Transactions Policy (see pp. 17-18)

•	We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Board of Directors must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, five percent or greater stockholders and their immediate family members.

Equity Award Policy

•	We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

Personal Loans to Executive Officers and Directors

•	We comply with and operate in a manner consistent with the legislation outlawing extensions of credit in the form of a personal loan to or for our directors or executive officers.

Our Audit Committee, Compensation/Nominating/Governance Committee and Executive Compensation Subcommittee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Accounting Complaints Policy, Code of Ethical Conduct for Financial Managers, Statement of Business Principles, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Director Communications Policy and Audit/Non-Audit Services Policy may be accessed on our website at www.tenneco.com. The contents of the website are not, however, a part of this proxy statement. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Statement of Business Principles by posting this information on our website at www.tenneco.com.

The Board of Directors and Its Committees

Board Leadership Structure.  Our Board of Directors currently comprises nine members, seven of whom are independent and two of whom are officers of our company. The Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

Mr. Sherrill is our Chairman and Chief Executive Officer and leads our Board. Mr. Sherrill has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board. He presides at all meetings of stockholders and the Board. We also have a lead independent director, Mr. Stecko. As lead independent director, Mr. Stecko presides at all executive sessions of the Board, consults with management and the other members of the Board regarding Board meeting agendas and serves as the principal liaison between management and the independent directors.

Our Board of Directors has two standing committees — the Audit Committee and the Compensation/Nominating/Governance Committee. The responsibilities and authority of each committee are described below. Each of these committees consists solely of independent directors and has its own Chairman who is responsible for directing the work of the committee in fulfilling its responsibilities.

Our Board of Directors believes this leadership structure is in the best interests of our company and its stockholders. Our Chairman and Chief Executive Officer provides the strong, clear and unified leadership that is critical to our relationships with our stockholders, employees, customers, suppliers and other stakeholders. He also serves as a valuable bridge between the Board and our management. We have effective and active oversight by experienced independent directors, who have selected a lead independent director and two independent committee chairs. The independent directors on the Board and each of the committees meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. Our system provides appropriate checks and balances to protect stockholder value and allows for efficient management of our company.

Role of Board of Directors in Risk Oversight.  Our Board of Directors recognizes that, although risk management is primarily the responsibility of the company’s management team, the Board of Directors plays a critical role in the oversight of risk, including the identification and management of risk. The Board of Directors believes that an important part of its responsibilities is to assess the major risks we face and review our strategies for monitoring and controlling these risks. The Board of Directors’ involvement in risk oversight involves the full Board of Directors, the Audit Committee and the Compensation/Nominating/Governance Committee.

We perform an annual enterprise risk assessment which originates within our internal audit department and is performed in accordance with the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). As part of its assessment, our internal audit department interviews each of our directors, as well as members of management, regarding the strategic, operational, compliance and financial risks that the company faces. Our director of internal audit and chief financial officer review the results of this annual enterprise risk assessment with our Board of Directors. In addition, throughout the year, the Board of Directors meets with senior management to discuss (a) current business trends affecting us; (b) the major risk exposures facing us; and (c) the steps management has taken to monitor and control such risks. The Board of Directors receives presentations throughout the year from senior management and leaders of our business units and functional groups, such as Treasury, information technology and insurance/risk management, regarding specific risks that we face, including as to credit or liquidity risks and operational risks. Finally, on an annual basis, management provides a comprehensive strategic review to the Board of Directors which includes a discussion of the major risks faced by our company and our strategies to manage and minimize these risks.

The Audit Committee meets frequently during the year with senior management, our director of internal audit and our independent public accountants and discusses the major risks facing us, and the steps management has taken to monitor and control such risks, as well as the adequacy of internal controls that could mitigate risks and significantly affect our financial statements. At each regularly scheduled meeting, our director of internal audit reviews with the Audit Committee the results of internal audit activities and testing since the Audit Committee’s prior meeting. In addition, at each regularly scheduled Audit Committee meeting, the company’s general counsel provides a report to the Audit Committee regarding any significant litigation, environmental or regulatory risks faced by our company. The Audit Committee also maintains oversight over the company’s compliance programs, including compliance with the company’s Statement of Business Principles. The Chairman of the Audit Committee

provides the Board of Directors with a report concerning its risk oversight activities at each Board meeting. The Compensation/Nominating/Governance Committee reviews our compensation structures and programs to assure that they do not encourage excessive risk.

Director Independence.  The Board of Directors has determined that all of our non-management directors are “independent” as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with us. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

•	the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company;

•	the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company’s consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company;

•	the director is an executive officer of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or

•	the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.

No outside director has a relationship with us that is not within these guidelines.

In making its independence determinations, the Board of Directors considered the following relationships, all of which are within these guidelines: in the case of Mr. Letham, an ordinary course supply arrangement between our company and the company where he serves as executive vice president, finance and chief financial officer; in the case of Mr. Stecko, an ordinary course supply arrangement between our company and the company where he serves as executive chairman; and in the case of Ms. Warner, an ordinary course supply arrangement between our company and the company where she serves as executive vice president.

Board Meetings.  During 2010, the Board of Directors held seven meetings. All of our directors who served in 2010 attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served. The Board of Directors is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

All of the directors attended last year’s annual meeting of the stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend our annual stockholder meetings.

Compensation/Nominating/Governance Committee and Subcommittee.  The members of the Compensation/Nominating/Governance Committee are Ms. Warner and Messrs. Price, Stecko and Porter, who is the Chairman of the Committee. The Compensation/Nominating/Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

The Compensation/Nominating/Governance Committee has the responsibility, among other things, to:

•	establish the salary rate of the officers and employees of our company and its subsidiaries;

•	examine periodically our compensation structure;

•	supervise our welfare and pension plans and compensation plans;

•	produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations of the SEC;

•	review our compensation practices and policies for our employees to determine whether those practices and policies are reasonably likely to have a material adverse effect on us; and

•	review and recommend to the Board any company proposal regarding the advisory vote on executive compensation and any company proposal regarding the frequency of the advisory vote on executive compensation.

It also has significant corporate governance responsibilities including, among other things, to:

•	review and determine the desirable balance of experience, qualifications and expertise among members of the Board;

•	review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders;

•	review the function and composition of the other committees of the Board and recommend membership on these committees;

•	review the qualifications of, and recommend candidates for, election as officers of our company; and

•	develop, recommend to the Board of Directors for approval and, as appropriate, recommend to the Board of Directors revisions to our Corporate Governance Principles.

The Compensation/Nominating/Governance Committee may form and delegate authority to subcommittees when appropriate and to the extent permitted by applicable law and the rules of the NYSE. Once a subcommittee of this committee is so formed, the committee may exercise any authority in its discretion that is granted to the subcommittee.

We have an Executive Compensation Subcommittee which consists of all Compensation/Nominating/Governance Committee members except Mr. Stecko. This subcommittee has the responsibility of considering and approving equity-based compensation for our Chief Executive Officer and our other executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. This subcommittee does not have the authority to further delegate its responsibilities.

Each of the Compensation/Nominating/Governance Committee and its Executive Compensation Subcommittee operates pursuant to a written charter, the current versions of which were reaffirmed by the Board of Directors and the Compensation/Nominating/Governance Committee, respectively, in March 2011 as part of their annual review process. The Compensation/Nominating/Governance Committee held seven meetings and the Executive Compensation Subcommittee held two meetings during 2010.

Until March 2010, the Compensation/Nominating/Governance Committee engaged Hewitt Associates, LLC as its regular outside compensation consultant. In March 2010, the committee decided to retain the services of Meridian Compensation Partners, LLC as its principal outside compensation consultant in lieu of Hewitt Associates. During each of their respective tenures, Hewitt and Meridian have reported directly to the Compensation/Nominating/Governance Committee and the scope of its assignment has been to (i) assist in decision-making with respect to executive compensation, (ii) provide plan design advice, (iii) provide annual competitive market studies against which committee members can analyze executive compensation and (iv) apprise the committee members regarding best practices and pay levels in association with director compensation. For our director compensation, our compensation consultant prepares comparative market data and presents that information directly to the committee. The committee reviews this data and establishes director compensation in consultation with our compensation consultant. Total fees paid for executive compensation services during 2010 were $116,093 to Hewitt Associates and $147,296 to Meridian.

Hewitt Associates separately was retained by the trustees of certain of our retirement pension plans in the U.K. to provide actuarial services to those plans. Total fees paid to Hewitt Associates for these other services in 2010 were $244,787. These other services were provided under separate engagements and by separate business units at Hewitt Associates. Meridian provides no other services to the committee or our company.

From time to time, the committees will review materials prepared by other consultants to assist it with specific compensation matters. For example, in 2006, management engaged Buck Consultants, a pension actuarial firm, to provide advice concerning the restructuring of Tenneco’s defined benefit and defined contribution retirement benefits plans for U.S. salaried and non-union hourly employees. This information was reviewed by the Compensation/Nominating/Governance Committee in connection with its decision to freeze future accruals under our defined benefits retirement plans at the end of 2006, as described under “Executive Compensation — Post-Employment Compensation — 2006 Changes in Defined Benefits.”

For a discussion of the role of our executive officers in the establishment of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.” Our executive officers do not participate in the process for establishing director compensation.

A report of the Compensation/Nominating/Governance Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation/Nominating/Governance Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Audit Committee.  The members of the Audit Committee are Messrs. Letham, Takeuchi and Cramb, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002, and the SEC rules adopted thereunder, and the NYSE listing standards. The Board of Directors has designated Mr. Cramb and Mr. Letham as “audit committee financial experts” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Management is responsible for our internal controls over the financial reporting process. The independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted audit standards and for issuing a report on its audit. The Audit Committee’s duty is to oversee and monitor these activities on behalf of the Board of Directors. Specifically, the Audit Committee has the responsibility, among other things, to:

•	select and approve the compensation of our independent public accountants;

•	review and approve the scope of the independent public accountants’ audit activity and all non-audit services;

•	review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities;

•	review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process;

•	review with us litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies;

•	review the independence, qualifications and performance of our independent public accountants;

•	provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and

•	prepare the audit-related report required by the SEC to be included in our annual proxy statement.

In fulfilling its responsibilities, the Audit Committee reviewed with management and the independent public accountants:

•	significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies;

•	analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.

In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Committee of any instances of fraud relating to employees who have a significant role in our internal controls. The Committee was advised that management was not aware of any such instances of fraud.

The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors in March 2011 as part of its annual review process. The Audit Committee held 12 meetings in 2010. A report of the Audit Committee appears elsewhere in this proxy statement.

Consideration of Director Nominees.  The Compensation/Nominating/Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors. The Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors, the Committee reviews annually such directors’ overall service to us during their term, including the specific experience, qualifications, attributes and skills that the director brings to service on our Board, the number of meetings attended, the level of participation, the quality of performance and any transactions of such directors with us during their term. In the event that vacancies are anticipated, or otherwise arise, the Compensation/Nominating/Governance Committee considers various potential candidates for director which may come to its attention through a variety of sources, including current Board members, stockholders or other persons. In addition, from time to time the Committee will retain a professional search firm to assist it in identifying director candidates, for which the firm generally receives a fee. All candidates for director are evaluated at regular or special meetings of the Compensation/Nominating/Governance Committee.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Compensation/Nominating/Governance Committee considers each candidate’s experience, qualifications, attributes and skills as well as the specific qualification standards set forth in our Corporate Governance Principles, including: (1) personal and professional ethics, integrity and values; (2) an ability and willingness to undertake the requisite time commitment to Board functions; (3) independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations; (4) age, which must be less than 72; (5) the potential impact of service on the board of directors of other public companies, including competitors of our company; and (6) an absence of employment at a competitor of our company. The Compensation/Nominating/Governance Committee and the Board of Directors value diversity as a factor in selecting members to serve on the Board and believe that the diversity which exists in the Board’s composition provides significant benefit to the company. Each candidate is reviewed in light of the overall composition and skills of the entire Board of Directors at the time, including the varied characteristics of the Board members and candidate in terms of opinions, perspectives, personal and professional experiences and backgrounds. The nominees selected are those whose experience and background are deemed to provide the most valuable contribution to the Board.

The Compensation/Nominating/Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A stockholder of our company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Following verification of the stockholder’s status, the Compensation/Nominating/Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed above to determine whether the nominee is qualified for service on our Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Compensation/Nominating/Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Compensation/Nominating/Governance Committee.

Communications with the Directors.  Anyone who has a concern about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, our lead independent director (Mr. Stecko) or any other non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by our Chief Compliance Officer and General Counsel, or his or her designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board of Directors, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

The Board of Directors has adopted its Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Board of Directors to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is:

•	any director, nominee for director or executive officer of our company;

•	any immediate family member of a director, nominee for director or executive officer; and

•	any person, and his or her immediate family members, or any entity, including affiliates, that was a beneficial owner of five percent or more of any of our outstanding equity securities at the time the transaction occurred or existed.

If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Board of Directors for possible approval, amendment, termination or rescission. In reviewing any transaction, the Board of Directors will take into account, among other factors the Board of Directors deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

The policy provides that the following transactions are pre-approved for the purposes of the policy:

•	Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement (as these transactions are otherwise subject to approval by the Board of Directors or one of its committees);

•	A transaction where the related person’s only interest is as an employee, director or owner of less than 10% of the other company’s shares, and if the transaction involves the sale or purchase of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company’s indebtedness is less than 1% of the total consolidated assets of the indebted company;

•	Contributions to charitable organizations, foundations or universities at which a related person’s only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization’s total annual receipts;

•	Transactions where the related person’s only interest arises solely from the ownership of our common stock, and where all stockholders of our company receive benefits on a pro rata basis;

•	Transactions involving a related person where the rates or charges involved are determined by competitive bids;

•	Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us during 2010, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officers and 10% or greater stockholders complied with all Section 16(a) filing requirements on a timely basis during 2010.

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of March 21, 2011, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group.

	Shares of
	Common Stock			Total Shares
	Owned		Common Stock	and
	(1)(2)(3)		Equivalents(4)	Equivalents

Directors
Charles W. Cramb	20,242		39,413	59,655
Dennis J. Letham	17,989		35,789	53,778
Hari N. Nair	377,224		—	377,224
Roger B. Porter	48,894		103,959	152,853
David B. Price, Jr.	78,066		57,171	135,237
Gregg M. Sherrill	738,653		—	738,653
Paul T. Stecko	4,432		57,130	61,562
Mitsunobu Takeuchi	4,232		16,379	20,611
Jane L. Warner	21,744		18,946	40,690

Named Executive Officers
Kenneth R. Trammell	282,566		—	282,566
Neal A. Yanos	206,593		—	206,593
Timothy E. Jackson	206,194		—	206,194
All executive officers and directors as a group (18 individuals)	2,456,935	(5)	420,701	2,877,636

(1)	Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for restricted shares.

(2)	Includes shares of restricted stock. At March 21, 2011, Messrs. Sherrill, Trammell, Nair, Yanos and Jackson held 102,307, 25,113, 39,986, 21,763 and 14,607 shares of restricted stock, respectively. Each outside director held 1,982 shares of restricted stock. Also includes shares that are subject to options that are exercisable within 60 days of March 21, 2011 for Ms. Warner and Messrs. Cramb, Nair, Porter, Price, Sherrill, Trammell, Yanos and Jackson to purchase 6,502, 5,000, 253,616, 25,000, 25,000, 393,711, 187,037, 127,907 and 105,850 shares, respectively.

(3)	Each of the individuals listed in the table owns less than 1% of the outstanding shares of our common stock, respectively, except for (a) Mr. Sherrill who beneficially owns approximately 1.2% of the outstanding common stock and (b) all directors and executive officers as a group who beneficially own approximately 4.0% of the outstanding common stock.

(4)	For outside directors, represents common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Also includes 91,914 common stock equivalents held by an executive officer pursuant to a deferred compensation plan.

(5)	Includes 1,305,785 shares that are subject to options that are exercisable within 60 days of March 21, 2011 by all executive officers and directors as a group. Includes 284,433 shares of restricted stock held by all executive officers and directors as a group. Does not include common stock equivalents.

Certain Other Stockholders

The following table sets forth, as of March 21, 2011, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

	Shares of
Name and Address	Common Stock	Percent of Common
of Beneficial Owner(1)	Owned(1)	Stock Outstanding

FMR LLC, Edward C. Johnson 3d(2)	8,441,051	14.07%
82 Devonshire Street Boston, MA 02109
BlackRock Inc.	3,871,251	6.45%
40 East 52(nd) Street New Rock, NY 10022

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our common stock.

(2)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 6,679,138 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 6,679,138 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,432,113 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,432,113 shares and sole power to vote or to direct the voting of 1,311,263 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 223,230 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FIL, or trusts for their benefit, own approximately 39% of the voting shares of FIL. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. However, FMR LLC has made filings with the SEC as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation/Nominating/Governance Committee of our board of directors. We have an Executive Compensation Subcommittee, which is responsible for making executive compensation determinations with respect to stock options and other equity-based compensation that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For a description of the composition, authority and responsibilities of the committee and subcommittee, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “committee,” we are also referring to the subcommittee with respect to performance-based compensation under Section 162(m), and when we refer to “executives,” we are referring to the named executive officers whose compensation is shown in this proxy statement under “— Summary Compensation Table.”

Executive Summary

The philosophy underlying our executive compensation policies, plans and programs is that (1) executive and stockholder financial interests should be aligned as closely as possible, and (2) compensation packages should be designed such that performance drives the level of pay that our executives and all management employees receive.

Key elements of our 2010 executive compensation program include:

•	Base salaries which remained at the 2008 level, excluding promotions;

•	Incentive compensation awards during 2010 that, at the targeted level, represent 81% of the total compensation awarded to our Chief Executive Officer in 2010 and an average of 69% of the total compensation awarded to our other executives in 2010;

•	Annual cash incentives declared at the 200% of target level, based 75% on more than $100 million of EVA improvement over 2009 (described below) and 25% on the committee’s judgment regarding our company’s overall performance in 2010; and

•	Long-term cash incentives for the 2008 through 2010 performance period paid out based on annualized total stockholder return over the three-year period of 16.87%.

The committee believes that 2010 incentive compensation for our executives was appropriate in light of our strong financial performance for 2010. Specifically, we achieved:

•	Revenue for 2010 of $5.937 billion, up 28% from $4.649 billion in 2009;

•	Net income for 2010 of $39 million, or 63-cents per diluted share, up from a net loss of $73 million, or $1.50 per diluted share, in 2009;

•	Our highest-ever earnings before interest, taxes and non-controlling interests of $281 million for 2010, versus $92 million for 2009;

•	Strong cash flow performance, leading to our lowest-ever net debt since we became an independent public company; and

•	An increase in our stock price from $17.73 to $41.16 during 2010, or 132%, and a resultant increase in our market capitalization of approximately $1.4 billion.

The committee also believes that actions the company took in late 2008 and throughout most of 2009 were key to the company weathering the unprecedented downturn in demand for automotive products that severely and negatively impacted our financial performance during those periods. We took several significant compensation-related actions designed to reduce costs and preserve cash. Those actions included suspending the 401(k) match for all U.S. employees for 2009, a temporary reduction in base salaries for most salaried employees globally and a decision to suspend the granting of long-term performance units for our executives for 2009. As the economy and our performance improved, we reversed some of the actions we took with the goal of restoring compensation for 2010 that met our established targets.

Compensation Objectives

Our executive compensation program has been structured to:

•	Reinforce a results-oriented management culture with executive pay that varies according to performance;

•	Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value;

•	Align the interests of our executives and stockholders through equity-based compensation awards; and

•	Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

Based on these objectives, our executive compensation program is designed to provide competitive levels of compensation derived from several sources: salaries; annual cash incentive awards; stock ownership opportunities through stock options and restricted stock; and other performance-based long-term compensation. We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (future benefit accruals under which were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, perquisites, employment agreements (in limited cases), severance and change in control benefits and welfare benefits.

Compensation Process

In determining competitive compensation, the committee engages a nationally recognized compensation consulting firm that, in order to maintain its independence, reports directly to the committee. For more information regarding this consulting firm and the scope of its assignment, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” For our Chief Executive Officer, the consulting firm generally provides market data regarding salary, annual cash incentive award targets, and long-term incentive compensation awards, and provides advice directly to the committee as it makes decisions with respect to compensation. For the other executives, our management formulates the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviews the recommendations in light of market data prepared by the consulting firm. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives that is competitive with the market and comparable companies when financial and qualitative performance targets are met (i.e. 50th percentile for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company. We have not engaged in any regular benchmarking regarding other elements of compensation, although we periodically review these other elements of compensation against market practices.

The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based incentive compensation typically includes the most recently available data regarding publicly traded companies comparable to our company in terms of industry (automotive parts manufacturing), size (total revenues, number of employees) and/or other factors. For 2010 compensation determinations, specific data was reviewed regarding a comparison group of eighteen companies selected to reflect a balance of automotive sector and other traditional manufacturing companies and companies headquartered in the Midwest. The data was weighted based on the size of revenues of the comparison companies. The following is a list of these companies

A.O. Smith Corporation	The Goodyear Tire & Rubber Company
American Axle & Mfg. Holdings, Inc.	W.W. Grainger, Inc.
ArvinMeritor, Inc.	Johnson Controls, Inc.
BorgWarner Inc.	Lear Corporation
Briggs & Stratton Corporation	Lennox International Inc.
Cummins, Inc.	Steelcase Inc.
Eastman Chemical Company	Teleflex Incorporated
FMC Technologies, Inc.	Whirlpool Corporation
Flowserve Corporation	Worthington Industries, Inc.

In addition, the committee reviewed aggregate data regarding a broader group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by the consulting firm and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to executives in the same or similar positions.

Consistent with our compensation objectives described above, our executive compensation program is designed to be comparable to and competitive with the compensation programs that companies of similar size and in similar industries offer to their executive officers. In addition to looking at the competitiveness of the elements of pay, the committee uses “tally sheets” to review the total amount of compensation and benefits provided to the executive officers annually as well as over a period of years. The tally sheets also help the committee consider pay decisions in the context of an executive’s total compensation.

Each year, our Chief Executive Officer and senior human resources executive review with and recommend to the committee the annual salary, incentive plan target and long-term and stock-based compensation for each of our executives and other key management personnel (excluding the Chief Executive Officer). The committee reviews those recommendations and makes a final determination with respect to such compensation. In general, the compensation that is developed for each of these executives is based on competitive market data and on the Chief Executive Officer’s recommendations regarding the executive’s overall contributions, past performance and anticipated future contributions. The committee also reviews separately and sets the salary, incentive plan target and long-term and stock-based compensation of the Chief Executive Officer based on competitive market data as well as the committee’s assessment of the Chief Executive Officer’s past performance and anticipated future contributions.

Design and Elements of Compensation

Our compensation program generally provides that, as an executive’s level of responsibility increases, a greater portion of his or her potential total compensation is based on corporate performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual’s total compensation from year-to-year. In designing and administering the components of the executive compensation program, the committee strives to balance short and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

In general, we allocate between currently paid compensation and long-term compensation (excluding retirement benefits), and between cash compensation and compensation which results in the issuance of shares, based on the benchmarking data analyzed as described above. We believe it is customary to have annual and long-term performance awards payable in cash, as well as awards such as stock options and restricted stock that result in the issuance of shares.

The following is a description of each element of our executive compensation program, along with a discussion of the decisions of, and action taken by, the committee with respect to each such aspect of compensation for 2010.

Salary and Annual Bonus/Non-Equity Incentive Plan Compensation

An executive’s basic annual cash compensation package consists primarily of a base salary and potential payments under the Tenneco Value Added Incentive Compensation Plan, which we call the TAVA Plan. The TAVA Plan provides for annual incentive payments based on objective and subjective determinations regarding corporate performance. These elements of compensation are customary within our industry.

For 2008, we established salary levels for our executives that were designed to be, in general, in the 50th percentile range when compared to the salaries set by the peer companies in the compensation surveys we reviewed. In December 2008, the committee reviewed those base salaries in light of the unprecedented downturn in the automotive industry at the time and determined, with management’s support, to give no salary increases to our executives for 2009. In March 2009, management recommended and the company implemented a reduction in the base salaries of our executives (and most other salaried employees) to help the company weather the economic crisis. The reduction applied to salaries from April 1, 2009 through September 30, 2009. The reduction for most salaried employees was 10%. For Mr. Sherrill, the reduction was 20%, and for Messrs. Nair, Trammell, Yanos and Jackson the reduction was 15%.

In late 2009, the committee considered whether to provide any base salary increases to our named executive officers for 2010 and, in light of ongoing difficult market conditions and the market data described above, determined to continue salaries at the 2008 level (other than Mr. Nair, who received a 6.4% increase in base salary when he was promoted to Chief Operating Officer in July 2010). The following table shows the base salary and 2010 annual TAVA Plan bonus target for each named executive officer for 2010:

		2010 Annual
		Cash Incentive
Named Executive Officer	2010 Salary	Target as % of Salary

Gregg M. Sherrill	$950,000	115%
Hari N. Nair	643,333	85.7%
Kenneth R. Trammell	500,000	75%
Neal A. Yanos	426,937	70%
Timothy E. Jackson	393,300	65%

Note:  Mr. Nair’s base salary/target annual incentive percentage was $625,000/80% until July 2010, after which it was raised to $665,000/92% as a result of his promotion to Chief Operating Officer.

The TAVA Plan target payment levels established for our executives for 2010 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. Like executives at peer companies, under the TAVA Plan our executives had the potential to earn payouts above or below the target based on our actual corporate performance.

The TAVA Plan was developed, initially, with Stern Stewart & Co., a firm with expertise in EVA® based incentive programs.1 In late 2009, our management developed EVA improvement goals and recommended them to the committee. The committee reviewed those EVA improvement goals, other information provided by management and performance data provided by the independent compensation consultant

1 EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.

and adopted the goals the committee determined appropriate. At the conclusion of each year, the committee approves incentive award payments to executives based on the degree of achievement of the goals established for that year and on judgments of performance. We base 75% of an individual’s award on a formula tied to our corporate achievement of pre-established EVA improvement objectives. However, the TAVA Plan also provides the committee the discretion to adjust this portion of the award based on other factors that the committee considers relevant, including judgment regarding whether the achievement of the EVA improvement objective reflects the overall performance of the company. We base the other 25% of an individual’s award on the committee’s discretionary determination of our corporate performance and other relevant factors.

We use EVA improvement as the performance metric for the TAVA Plan because we believe that strong EVA improvement performance is correlated with stockholder returns and that making business and investment decisions based on EVA balances cash-oriented and earnings-oriented results.

While historically there has been no explicit maximum payout under the TAVA Plan, the payouts have ranged from zero to less than two times target bonus based upon the actual EVA improvement in relation to the targeted improvement. In early 2010, the committee determined it would cap each participant’s payout under the TAVA Plan at two times his or her target, except as the committee otherwise determines, and amended the TAVA Plan accordingly.

For 2010, an EVA improvement of $28 million over EVA for 2009 would have resulted in an executive being eligible to receive an EVA-based bonus equal to 100% of the target bonus amount. For 2010, an EVA improvement of $70 million over EVA for 2009 would have resulted in our executives receiving an EVA-based bonus equal to two times the target bonus amount.

For 2010 performance, awards under the TAVA Plan were declared at 200% of the aggregate TAVA Plan targeted amount for each executive. As described above, our corporate performance against EVA objectives accounted for 75% of each executive’s 2010 TAVA Plan award. Our EVA improvement performance for 2010 exceeded $100 million, which exceeded the level of performance required for payout at the 200% cap and resulted in this portion of executives’ TAVA Plan awards being declared at 200% of the executives’ 2010 EVA-based target. Payout of the remaining 25% of each executive’s TAVA Plan award is discretionary and was established by the committee based on various subjective factors. Weighing these factors, the committee determined that the 25% discretionary portion of each executive’s TAVA Plan award would be declared at the maximum possible 200% of the targeted amount.

In making its determinations regarding the discretionary portion of 2010 bonuses, in addition to the EVA improvement achieved for 2010, the committee considered in particular the following factors:

•	Our strong financial performance for 2010 as described under “Executive Summary”;

•	Our successful efforts to refinance and simplify the company’s debt structure and extend debt maturities; and

•	Our success in 2010 in winning new business contracts with expected annualized revenues that exceeded our internal targets.

Long-Term and Stock-Based Incentives

Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan — the 2006 Long-Term Incentive Plan — permits a variety of awards including stock options, restricted stock, stock equivalent units and performance units.

These awards are based on an analysis of competitive levels of similar awards. As an individual’s level of responsibility increases, a greater portion of variable performance-related compensation will be in the form of long-term and stock-based awards.

The company has a long-term and stock-based compensation program for our executives that is comprised of (1) stock options which generally vest in 1/3 increments over three years, (2) awards of restricted stock which generally vest in 1/3 increments over three years, and (3) cash-settled long-term performance units (“LTPUs”) which are generally earned over a three-year performance period. Each year, the committee reviews previously granted long-term and stock based awards for our executives, typically at its meeting held in January.

Historically, we have granted awards of the type described above to our executives that are designed, in general, to place our executives at approximately the 50th percentile range when compared to the value of similar awards granted by peer companies to their executives, based on the committee’s assumptions regarding future corporate performance, interest rates and other factors. Our executives have the opportunity for the value actually realized from these awards to be above or below the 50th percentile based on our actual corporate performance. We allocated the value of our long-term incentive awards during 2010 30% to stock options, 30% to restricted stock and 40% to LTPUs based on our review of competitive market practices.

LTPUs awarded in 2008 were denominated in units and payable based on the level of total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) during the three-year performance period. The TSR was applied against a multiplier that determines the percentage of the awarded units that was earned based on that level of TSR. The value of a unit was equal to the company’s average closing stock price during a ten-day period after the announcement of the company’s earnings for the last year of the performance period. These 2008 LTPUs were payable after the end of the 2008 through 2010 performance cycle. There were no LTPUs granted by the committee in 2009.

For the LTPUs granted for the 2008 through 2010 performance period, the committee’s target level of stockholder return was a 10% annualized rate of return. Our annualized total stockholder return for the period was 16.87%. Accordingly, the payout under the 2008-2010 LTPUs was based on earned units that were 105.7% of the targeted units.

For awards made during or after 2010, LTPUs are denominated in dollar targets (“Target Value”) and are payable based 50% on our relative TSR compared to the TSR of the companies in the S&P 500, 30% based on our EBITDA and 20% based on our free cash flow (“FCF”) during the performance period. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. The committee determined to include EBITDA and FCF as part of our LTPU program so that our program would incorporate multiple metrics that are key to our delivering sustainable performance. The LTPUs are payable at the end of a three-year performance cycle. The 2010 LTPUs will be payable in early 2013 based on our 2010 through 2012 performance.

For the LTPUs granted for the 2010 through 2012 performance period, an executive will earn a percentage of the LTPUs Target Value based on performance as set forth in the tables below.

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value

≥ 75th	200% (maximum)
50th	100% (target)
40th	50% (threshold)
< 40th	0%

For Cumulative EBITDA Performance — 30% of Total Target Value (“EBITDA Target Value”)

Cumulative EBITDA as % of Target	Percent of EBITDA Target Value

120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For Cumulative FCF Performance — 20% of Total Target Value (“FCF Target Value”)

Cumulative FCF as % of Target	Percent of FCF Target Value

120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

Payouts are prorated for performance between the levels presented above.

Employment Agreements

In January 2007, Gregg M. Sherrill joined us as our Chief Executive Officer. We entered into an employment agreement with him that is described under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” Employment agreements are customary for chief executive officers and necessary to attract the highest quality candidates.

In general, we do not have employment agreements with our other executive officers. However, for historical reasons there are two exceptions. In late 1999, we emerged as an independent, stand-alone public company focused solely on our automotive operations. The separation transactions caused substantial changes in our management, as the senior management of the automotive operations became the executive officers of our company and the previous executive officers resigned. In addition, the separation transactions left us with a highly leveraged balance sheet in an extremely competitive industry that historically has faced cycles of exceptionally difficult operating conditions.

In the face of these challenges, we recognized the importance of ensuring the continuation of exceptional managerial talent and the risk our executives were taking in light of our balance sheet and the cyclicality of the automotive industry. As a result, at that time, we entered into employment agreements with our then top eight executive officers. In addition to our recognition of the importance of these agreements as a retention tool, they were consistent with the types of employment agreements historically offered by the consolidated Tenneco Inc. and were viewed as customary. Since then, six of these officers have left our employ and, in most cases, other managers have been promoted into positions vacated by them or we have otherwise appointed new executives. Other than with respect to our Chief Executive Officer who was hired in January 2007, we have not, however, extended these types of employment agreements to these employees. For 2010, we had two executive officers, Mr. Nair and Mr. Jackson, with employment agreements that established various terms and conditions of their employment as described under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” Both of these agreements were entered into in connection with the series of transactions in 1999 that resulted in the separation of Tenneco Inc.’s automotive, packaging and administrative services businesses.

Retirement Plans

We offer to our executives and other U.S.-based salaried employees customary, tax-qualified defined contribution retirement (ESOP/401(k)) plans that provide benefits as described under “— Summary Compensation Table.” For 2008, we provided a 50% company match on an employee’s contributions (up to 8% of salary), which we established to be in line with prevailing practices for major U.S. corporations.

In light of the global economic crisis and the company’s desire to reduce cost and conserve cash, we suspended the company match on employee contributions for 2009, but have reinstated it for 2010. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005.

For those executives hired before April 1, 2005, we offered defined benefit retirement plans that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999 as follows: (i) a customary tax-qualified retirement plan that was generally available to all U.S.-based salaried employees (see “— Post Employment Compensation”); (ii) a supplemental executive retirement plan, which we call the “SERP” (see “— Post Employment Compensation — Tenneco Supplemental Retirement Plan”); and (iii) a key executive pension plan, which we call the “KEPP” and was applicable to only five employees who were deemed critical to our success at the time of the 1999 separation transactions (see “— Post Employment Compensation — Tenneco Supplemental Pension Plan”).

Effective December 31, 2006, we froze our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved.

To address the loss of future benefits associated with the freeze, we amended our qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “DB Replacement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. In addition, effective January 1, 2007 we implemented an unfunded non-qualified defined contribution retirement plan. In general, our executives and other senior managers are eligible to participate in this plan, with allocations under the plan calculated the same as under the applicable existing defined contribution retirement plan (as amended), except that (i) the compensation limit in Section 401(a)(17) of the Internal Revenue Code is disregarded and awards under the TAVA Plan or any successor plan are included in calculating compensation, and (ii) there is an offset for the DB Replacement Contributions.

Under the terms of his employment agreement, our Chief Executive Officer is entitled to 150% of the standard age-graded benefit under the non-qualified defined contribution retirement plan. In addition, in December 2007, the committee granted our Chief Financial Officer an enhanced benefit equal to 200% of the standard age-graded benefit under the non-qualified defined contribution retirement plan. The committee granted these enhanced benefits based on competitive data provided by our compensation consultant.

Two of our executives — Hari N. Nair and Timothy E. Jackson — had employment agreements that provided for their participation in the SERP and/or KEPP. As a result, we did not freeze the KEPP and SERP for these officers. Instead, each such executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for DB Replacement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the officer’s age at retirement.

Perquisites

Each of our executives received an allowance in 2010 in lieu of perquisites such as tax preparation, financial planning advice, company-owned vehicles and other benefits typical in the industry. This is designed to control our costs and to give flexibility to management. Each executive may spend his perquisite allowance on those items he deems appropriate.

Severance Benefits

Under his employment agreement, we have agreed to pay our Chief Executive Officer two times his then current salary if we terminate his employment other than for disability, cause or in connection with a change in control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Except for our Chief Executive Officer, if any of our executives with an employment agreement (Messrs. Nair and Jackson) is terminated by us other than in connection with a change in control or for death, disability or cause, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards will be vested, subject to approval by our board of directors, his stock options will remain exercisable for at least 90 days and he will receive one year of post-termination health and welfare benefits. We established these severance benefits at the time of the 1999 separation transaction based on the severance offered by the former consolidated Tenneco Inc.

We maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under “— Other Potential Post-Employment Compensation — Other Severance Benefits.” This plan was originally adopted in the 1990s based on prevailing practices at other major U.S. corporations and, after several amendments, we continue to believe it reflects these prevailing practices.

Change in Control

We maintain a Change in Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Our plan applies to our top ten executive officers and generally provides for cash benefits consisting primarily of a multiple (two or three times) of an executive officer’s annual salary and annual targeted cash incentive if the executive officer is actually terminated (other than for cause, death or disability) or constructively terminated within two years following a change of control. See “— Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.” Our current Change in Control Severance Benefit Plan for Key Executives was adopted in 2007.

Under the terms of the employment agreements entered into with Messrs. Nair and Jackson in 1999, our change in control plan as in effect in 1999 continues to apply to them. The principal differences for Messrs. Nair’s and Jackson’s purposes are (i) rather than using annual targeted cash incentive to determine payments, the plan uses the higher of the target and the average payout over the prior three years, (ii) Messrs. Nair’s and Jackson’s payouts are based on a three times salary/annual incentive multiple, versus the two times multiple to which they would be entitled under our current plan and (iii) the plan allows Mr. Jackson to voluntarily separate from the company following a change in control to be paid benefits under the plan. See “— Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.”

In addition, the terms of our 2006 Long-Term Incentive Plan, as amended (and our prior plans), provide for awards to vest upon a change of control, unless the committee otherwise provides in any award agreement.

Equity Award Policy

Our board of directors has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the full board of directors. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in January. The committee also has the authority to make interim awards in its discretion.

The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 Long-Term Incentive Plan (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our Chief Executive Officer, General Counsel and Vice President of Global Human Resources (or their respective designees). The management committee has the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, pro-rated based on when the employee was hired or promoted. The total number of shares that the management committee can issue under this board of directors policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. These guidelines were most recently reviewed and modified in March 2011. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies. The individual guidelines are:

•	5x annual base salary for the Chairman/Chief Executive Officer;

•	4x annual base salary for the Chief Operating Officer and Chief Financial Officer;

•	3x annual retainer fee for the Non-Management Members of Board of Directors;

•	3x annual base salary for the Executive Vice Presidents and Senior Vice Presidents; and

•	1x annual base salary for Vice Presidents.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; and (iv) shares or share equivalent units underlying deferred fees paid to directors.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and executive officers are in compliance with the guidelines.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the Chief Executive Officer or one of the company’s other three most highly compensated executives who is employed on the last day of the year. Non-discretionary “performance-based compensation,” as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation.

Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m). Amounts payable under the TAVA Plan do not qualify for the performance-based compensation exemption under Section 162(m), as the committee retains discretion in making bonus awards. In addition, the TAVA Plan was not submitted to stockholders for approval. Additionally, our restricted stock is not considered performance-based compensation under Section 162(m) because it vests solely on the basis of the individual’s continued employment over a defined period of time. The subcommittee makes grants of LTPUs and stock option awards that are generally designed to incorporate the applicable requirements for “performance-based compensation” under IRS rules and regulations. However, we seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies.

We do not make compensation determinations based on the accounting treatment of any particular type of award.

Summary Compensation Table

The following table shows the compensation that we paid, for 2010, to: (1) our Chief Executive Officer; (2) our Chief Financial Officer; and (3) each of our next three most highly compensated executive officers who were serving at the end of 2010 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation. We refer to these individuals collectively as the “Named Executives.” The table shows amounts paid to the Named Executives for all services provided to our company and its subsidiaries.

Summary Compensation Table

						Non-Equity	Change in
				Stock	Option	Incentive Plan	Pension	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Value(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Gregg M. Sherrill	2010	950,000	546,250	995,604	948,703	1,638,750	—	269,515	5,348,822
Chairman and CEO	2009	885,000	118,750	219,417	277,490	356,250	—	164,442	2,021,349
	2008	950,000	—	2,604,253	963,600	—	—	316,815	4,834,668
Kenneth R. Trammell	2010	500,000	187,500	260,145	247,901	562,500	110,699	121,205	1,989,950
Executive Vice President and CFO	2009	462,500	43,750	47,263	64,751	131,250	31,833	91,333	872,680
	2008	500,000	—	802,299	224,840	—	29,858	165,911	1,722,908
Hari N. Nair	2010	643,333	275,621	337,977	322,059	826,861	513,069	104,984	3,023,904
Chief Operating Officer	2009	578,125	58,594	84,396	80,930	175,781	126,681	66,644	1,171,151
	2008	625,000	—	1,169,555	281,050	—	202,579	117,003	2,395,187
Neal A. Yanos	2010	426,937	149,428	227,810	217,066	448,284	147,216	77,385	1,694,126
Executive Vice President, North America	2009	394,917	34,689	37,133	50,879	104,065	39,840	60,012	721,535
	2008	404,297	—	524,790	148,555	—	37,380	101,845	1,216,867
Timothy E. Jackson	2010	393,300	127,823	170,443	162,417	383,467	790,227	78,318	2,105,995
Senior Vice President and Chief Technology Officer	2009	363,802	29,498	25,313	34,688	88,492	368,523	57,648	967,964
	2008	393,300	—	456,982	120,450	—	224,007	84,009	1,278,748

(1)	The amounts under the column entitled “Bonus” in the table above are comprised of the discretionary portion of the Named Executive’s bonus under our TAVA Plan. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Bonus/Non-Equity Incentive Plan Compensation.”

(2)	The stock award totals for a year reflect the grant date fair value of all restricted stock and, for 2008, long-term performance units awarded during such year. There were no long-term performance units awarded in 2009. Beginning in 2010, our long term performance units are denominated in cash value and are not treated as stock awards for purposes of the Summary Compensation Table. See note 9 to our consolidated financial statements for the year ended December 31, 2008 for a description of how the 2008 data was computed, note 8 of our consolidated financial statements for the year ended December 31, 2009 for a description of how the 2009 data was computed and note 8 of our consolidated financial statements for the year ended December 31, 2010 for a description of how the 2010 data was computed.

(3)	As described below under “Post-Employment Compensation,” we traditionally maintained defined benefit and supplemental pension plans for our senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits”).

(4)	The amounts under the column entitled “All Other Compensation” in the table above for 2010 are comprised of the following:

				Registrant
	Perquisites			Contributions
	and Other			to Defined
	Personal	Life Insurance		Contribution
Name	Benefits(a)	Premiums	Tax Gross Ups	Plans(b)

Mr. Sherrill	$68,802	$1,461	$7,765	$191,487
Mr. Trammell	$30,389	$1,710	$120	$88,986
Mr. Nair	$30,389	$2,139	$116	$72,340
Mr. Yanos	$31,067	$3,249	$336	$42,733
Mr. Jackson	$31,995	$1,345	$673	$44,305

(a)	Perquisites and other personal benefits include: (a) for Mr. Sherrill, perquisite allowance ($50,000), spousal travel and gifts; (b) for Mr. Trammell, perquisite allowance ($30,000) and gifts; (c) for Mr. Nair, perquisite allowance ($30,000) and gifts; (d) for Mr. Yanos, perquisite allowance ($30,000), spousal travel and gifts; and (e) for Mr. Jackson, perquisite allowance ($30,000), spousal travel, gifts and patent awards. The amount of the perquisite allowances and personal benefits reflected in the table equals actual cash expenditures made by our company.

(b)	We offer retirement benefits to our senior management through a 401(k) savings plan entitled the Tenneco Employee Stock Ownership Plan for Salaried Employees. Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. Typically, we match in cash 50% of each employee’s contribution up to eight percent of the employee’s salary. We froze those matching contributions for 2009 but reinstated them for 2010. In addition, as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits,” we implemented additional company contributions and a new excess defined contribution plan in connection with the December 31, 2006 freezing of our defined benefit plans. All matching contributions vest immediately. Additional company contributions vest upon the executive’s third anniversary with Tenneco.

Grants of Plan-Based Awards During 2010

The following table shows certain information regarding grants of plan-based awards we made to the Named Executives during 2010.

Grants of Plan-Based Awards During 2010

						All Other	All Other
				Estimated Future		Stock	Option
				Payout Under		Awards:	Awards:	Exercise	Grant Date
				Non-Equity		Number of	Number of	or Base	Fair Value
				Incentive Plan		Shares of	Securities	Price of	of Stock
				Awards		Stock or	Underlying	Option	and Option
			Threshold	Target	Maximum	Units(1)	Options(1)	Awards	Awards
Name	Grant date		($)	($)	($)	(#)	(#)	($/Sh)	($)

Mr. Sherrill	1/15/2010	(2)	—	819,375	1,638,750
	3/10/2010	(3)	661,188	1,322,375	2,664,750
	1/15/2010						80,672	19.48	948,703
	1/15/2010					51,666			995,604
Mr. Trammell	1/15/2010	(2)	—	281,250	562,500
	3/10/2010	(3)	172,768	345,536	691,072
	1/15/2010						21,080	19.48	247,901
	1/15/2010					13,500			260,145
Mr. Nair	1/15/2010	(2)	—	375,000	750,000
	3/10/2010	(3)	224,456	448,913	897,826
	1/15/2010						27,386	19.48	322,059
	1/15/2010					17,539			337,977
	7/13/2010	(2)	—	38,431	76,862
Mr. Yanos	1/15/2010	(2)	—	224,142	448,284
	3/10/2010	(3)	151,285	302,570	605,140
	1/15/2010						18,458	19.48	217,066
	1/15/2010					11,822			227,810
Mr. Jackson	1/15/2010	(2)	—	191,734	383,468
	3/10/2010	(3)	113,193	226,387	452,774
	1/15/2010						13,811	19.48	162,417
	1/15/2010					8,845			170,443

(1)	Represents awards of restricted stock and stock options under our 2006 Long-Term Incentive Plan. One-third of the options and restricted stock vest on each of the first three anniversaries of the grant date.

(2)	Represents targeted and maximum incentive payouts that are paid based on our corporate performance against Economic Value Added (“EVA®”) goals under the Tenneco Value Added Incentive Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.” There is no threshold payout for 2010.

(3)	Represents threshold, targeted and maximum payouts that are paid based on our corporate performance against goals relating to total stockholder return, EBITDA and free cash flow under long-term performance units granted under our 2006 Long-Term Incentive Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Bonus and Non-Equity Incentive Plan Awards

Amounts reflected in the Summary Compensation Table for 2008 through 2010 under the column entitled “Bonus” and “Non-Equity Incentive Plan Compensation” are payments under the Tenneco Value Added Incentive Plan (“TAVA Plan”), which was developed initially with Stern Stewart & Co., a firm with expertise in EVA®2 based incentive programs. Each year, the committee establishes an EVA improvement target under the TAVA Plan. At the conclusion of each year, the committee approves incentive award payments to executives based on the degree of achievement of the goals established for that year and on judgments of performance. We base 75% of an individual’s award on a formula tied to our corporate achievement of pre-established EVA objectives. We use EVA as the performance metric for the TAVA Plan because we believe that strong EVA performance is correlated with stockholder returns and that making business and investment decisions based on EVA balances cash-oriented and earnings-oriented results. However, the TAVA Plan also provides the committee the discretion to adjust this portion of the award based on other factors that the committee considers relevant, including judgment regarding whether the achievement of the EVA objective reflects the overall performance of the company. We base 25% of an individual’s award on the committee’s discretionary determination of our corporate performance and other relevant factors. In general, a participant is entitled to a pro rata bonus if his or her employment is terminated due to death, disability or retirement. See “— Compensation Discussion and Analysis” for a discussion of specific determinations under the TAVA Plan for 2010.

In addition to the TAVA Plan payout for 2010 performance, a payment of $7,329 for Mr. Trammell, $10,485 for Mr. Nair, $6,014 for Mr. Yanos and $6,184 for Mr. Jackson was paid in early 2011 in respect of amounts held in the individual’s bonus bank. After giving effect to those payments, $14,657, $20,971, $12,029 and $12,367 remained credited to the bonus bank of Messrs. Trammell, Nair, Yanos and Jackson, respectively.

Beginning in 2010, we award long-term performance units (“LTPUs”) under our 2006 Long-Term Incentive Plan that are denominated in dollars rather than units. These LTPUs are payable in cash based 50% on our relative TSR compared to the TSR of the companies in the S&P 500, 30% based on our EBITDA and 20% based on our FCF. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. These LTPUs are payable at the end of a three-year performance cycle. Amounts paid under these LTPUs will be reflected as non-equity incentive plan awards for purposes of the Summary Compensation Table. Subject to the terms of any employment agreement, these LTPUs are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement, unless the committee determines otherwise. In the event of termination due to death or disability, the LTPUs pay out at 100% of target. In the event of retirement, the award holder receives a pro rata payment equal to the amount he would have earned had he continued employment until the end of the applicable performance period multiplied by the percentage of the performance period during which he was employed by us.

2 EVA® is after-tax operating profit minus the annual cost of capital and is a registered trademark of Stern Stewart & Co.

Stock Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Stock Awards” represent awards of restricted common stock and, for 2008, long term performance units granted to each Named Executive under our 2006 Long-Term Incentive Plan. See “— Grants of Plan Based Awards During 2010.”

Our restricted stock awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment. Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement.

For periods prior to 2010, our cash-settled long term performance units (“LTPUs”) were payable based on the level of total stockholder return (stock price appreciation adjusted for any dividends) during the performance period. The total stockholder return is applied against a multiplier that determines the percentage of the awarded units that is earned based on that level of total stockholder return. The value of a unit is equal to the company’s average stock price during a ten-day period after the announcement of the company’s earnings for the last year of the performance period. The LTPUs, in general, are payable at the end of a three-year performance cycle. For 2008, the committee granted special LTPUs covering only a one-year period as part of the phase in to the LTPU program from our prior program. No LTPUs were granted for 2009 due to market uncertainty. Subject to the terms of any employment agreement, units evidenced by this award are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement, unless the committee determines otherwise. In the event of termination due to death, disability or retirement, all units initially awarded are deemed 100% earned and paid out in cash at our prevailing stock price at the time.

Option Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Option Awards” represent awards of nonqualified options to purchase common stock granted to each Named Executive under our 2006 Long-Term Incentive Plan. See “— Grants of Plan Based Awards During 2010.” The awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment, and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

Employment Agreements

In January 2007, we entered into an agreement with Mr. Sherrill that sets forth certain terms and conditions of his employment with our company. The agreement provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Sherrill’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his target bonus. See “— Post-Employment Compensation — Other Potential Post-Employment Compensation” for a discussion of the other benefits afforded under the Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, other than in connection with a change in control, if Mr. Sherrill’s employment is terminated by us other than for disability or cause, he will be paid two times his then current annual salary. The employment agreement also provides for participation in an excess non-qualified defined contribution plan which, prior to offset for amounts contributed under the qualified plan, is equal to 150% of the standard age-graded benefit under the plan and for participation in other benefit plans we offer our employees generally.

Mr. Nair and Mr. Jackson are party to agreements with us, originally entered into in 1999, that set forth certain terms and conditions of their employment with our company. Each of the employment agreements provides that, under our Change in Control Severance Benefit Plan for Key Executives, the relevant

Named Executive’s cash payment in connection with a change in control termination would equal three times the total of his then current base salary plus the higher of (i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years. Each of the employment agreements also provides that, other than in connection with a change in control, if the relevant Named Executive’s employment is terminated by us other than for death, disability or nonperformance of duties, he will be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, his stock options would remain exercisable for at least 90 days and he would receive one year of post-termination health and welfare benefits. Pursuant to the terms of their employment agreements, Messrs. Nair and Jackson are guaranteed a minimum annual base salary/minimum annual target bonus as follows: Mr. Nair, $414,000/$273,000 and Mr. Jackson, $327,600/$161,000. The employment agreements also provide for participation in benefit plans we offer to our employees generally, as well as continued participation in supplemental retirement benefit plans as described under “— Post-Employment Compensation.”

Outstanding Equity Awards at December 31, 2010

The following table shows certain information regarding the outstanding equity awards held by the Named Executives at the end of 2010.

Outstanding Equity Awards at December 31, 2010

					Stock Awards
					Number of	Market
					Shares or	Value of
	Option Awards				Units of	Shares or
	Number of	Number of			Stock	Units of
	Securities	Securities			That	Stock
	Underlying	Underlying			Have	That
	Unexercised	Unexercised	Option	Option	Not	Have
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#) (1)	Vested ($)

Mr. Sherrill	100,000	—	26.70	1/15/2014
	80,000	40,000	23.75	1/14/2015
	73,410	146,820	1.99	1/21/2016
	—	80,672	19.48	1/14/2017
					21,666	891,773
					73,506	3,025,507
					51,666	2,126,573
Mr. Trammell	30,000	—	1.57	12/4/2011
	15,000	—	3.77	1/20/2013
	3,750	—	6.45	9/30/2013
	15,000	—	8.68	1/19/2014
	15,000	—	16.00	1/16/2012
	15,000	—	21.19	1/15/2013
	24,000	—	26.70	1/15/2014
	18,667	9,333	23.75	1/14/2015
	17,130	34,260	1.99	1/21/2016
	—	21,080	19.48	1/14/2017
					4,666	192,053
					15,833	651,686
					13,500	555,660

					Stock Awards
					Number of	Market
					Shares or	Value of
	Option Awards				Units of	Shares or
	Number of	Number of			Stock	Units of
	Securities	Securities			That	Stock
	Underlying	Underlying			Have	That
	Unexercised	Unexercised	Option	Option	Not	Have
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not
Name	Exercisable	Unexercisable(1)	Price ($)	Date	(#) (1)	Vested ($)

Mr. Nair	36,667	—	1.57	12/4/2011
	55,000	—	3.77	1/20/2013
	18,000	—	8.68	1/19/2014
	18,000	—	16.00	1/16/2012
	15,000	—	21.19	1/15/2013
	24,000	—	26.70	1/15/2014
	23,333	11,667	23.75	1/14/2015
	21,410	42,820	1.99	1/21/2016
	—	27,386	19.48	1/14/2017
					8,333	342,986
					28,273	1,163,717
					17,539	721,905
Mr. Yanos	25,000	—	3.77	1/20/2013
	2,500	—	3.74	6/30/2013
	12,000	—	8.68	1/19/2014
	12,000	—	16.00	1/16/2012
	10,000	—	21.19	1/15/2013
	16,000	—	26.70	1/15/2014
	10,000	5,000	23.75	1/14/2015
	2,334	1,166	12.30	7/14/2015
	13,460	26,920	1.99	1/21/2016
	—	18,458	19.48	1/14/2017
					2,500	102,900
					583	23,996
					12,440	512,030
					11,822	486,594
Mr. Jackson	30,000	—	3.77	1/20/2013
	12,000	—	8.68	1/19/2014
	5,000	—	21.19	1/15/2013
	5,000	—	21.60	3/16/2013
	15,400	—	26.70	1/15/2014
	493	—	24.08	3/5/2014
	10,000	5,000	23.75	1/14/2015
	9,177	18,353	1.99	1/21/2016
	—	13,811	19.48	1/14/2017
					2,500	102,900
					8,480	349,037
					8,845	364,060

(1)	The vesting dates and number of shares vesting for the options and restricted stock reflected above as of December 31, 2010, are as set forth below.

		Number of		Number of
Name	Option Vesting Date	Options Vesting	Stock Vesting Date	Shares Vesting

Mr. Sherrill
	1/15/2011	40,000	1/15/2011	21,666
	1/15/2011	26,891	1/15/2011	17,222
	1/22/2011	73,410	1/22/2011	36,753
	1/15/2012	26,891	1/15/2012	17,222
	1/22/2012	73,410	1/22/2012	36,753
	1/15/2013	26,890	1/15/2013	17,222
Mr. Trammell
	1/15/2011	9,333	1/15/2011	4,666
	1/15/2011	7,027	1/15/2011	4,500
	1/22/2011	17,130	1/22/2011	7,917
	1/15/2012	7,027	1/15/2012	4,500
	1/22/2012	17,130	1/22/2012	7,916
	1/15/2013	7,026	1/15/2013	4,500
Mr. Nair
	1/15/2011	11,667	1/15/2011	8,333
	1/15/2011	9,129	1/15/2011	5,847
	1/22/2011	21,410	1/22/2011	14,137
	1/15/2012	9,129	1/15/2012	5,846
	1/22/2012	21,410	1/22/2012	14,136
	1/15/2013	9,128	1/15/2013	5,846
Mr. Yanos
	1/15/2011	5,000	1/15/2011	2,500
	1/15/2011	6,153	1/15/2011	3,941
	7/15/2011	1,166	7/15/2011	583
	1/22/2011	13,460	1/22/2011	6,220
	1/15/2012	6,153	1/15/2012	3,941
	1/22/2012	13,460	1/22/2012	6,220
	1/15/2013	6,152	1/15/2013	3,940
Mr. Jackson
	1/15/2011	5,000	1/15/2011	2,500
	1/15/2011	4,604	1/15/2011	2,949
	1/22/2011	9,176	1/22/2011	4,240
	1/15/2012	4,604	1/15/2012	2,948
	1/22/2012	9,177	1/22/2012	4,240
	1/15/2013	4,603	1/15/2013	2,948

Option Exercises and Stock Vested During 2010

The following table shows certain information regarding options exercised and stock vested during 2010 for the Named Executives.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards (1)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting (2)	Vesting (2)
Name	(#)	($)	(#)	($)

Mr. Sherrill	—	—	118,421	2,265,268
Mr. Trammell	15,000	372,515	16,584	314,146
Mr. Nair	45,000	1,066,950	26,470	499,740
Mr. Yanos	17,000	522,380	11,971	228,098
Mr. Jackson	12,000	243,085	9,360	178,125

(1)	In addition, in February 2011, we paid our Long Term Performance Unit awards based on our performance during the 2008 through 2010 performance period as follows: Mr. Sherrill - $1,181,076; Mr. Trammell - $523,048; Mr. Nair - $641,155; Mr. Yanos - $395,787; and Mr. Jackson - $310,454. The grant date fair value of these Long Term Performance Unit awards is included in the amounts in the column entitled “Stock Awards” in the Summary Compensation Table for 2008.

(2)	Does not give effect to shares withheld to satisfy tax obligations.

Post-Employment Compensation

Pension Benefits Table

The following table shows certain information regarding potential benefits as of December 31, 2010 for the Named Executives under each of our defined benefit retirement plans.

Pension Benefits

		Number of	Present value
		years	of
		credited	accumulated
		service (3)	benefit (4)
Name(1)	Plan name(2)	(#)	($)

Mr. Trammell	Plan 1	9.67	160,273
	Plan 2	9.67	479,458
Mr. Nair	Plan 1	18.75	267,292
	Plan 2	22.75	1,740,034
Mr. Yanos	Plan 1	17.33	260,697
	Plan 2	17.33	550,476
Mr. Jackson	Plan 1	6.50	155,739
	Plan 2	6.50	284,642
	Plan 3	11.00	2,878,050

(1)	Mr. Sherrill does not participate in any defined benefit plan sponsored by us.

(2)	Plan 1 represents the Tenneco Retirement Plan for Salaried Employees; Plan 2 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan); and Plan 3 represents the Tenneco

Supplemental Pension Plan for Management (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan).

(3)	In all cases, the Named Executive’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

(4)	The present value of accrued benefits was calculated as of December 31, 2010, using the RP-2000 Blended Mortality Table with projected improvements to 2010 and a 5.6% discount rate, deferred to the unreduced retirement age, with no deferral if the participant’s age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 1 and Plan 2 is age 62 (normal retirement age is 65) and for Plan 3 is age 55 (also normal retirement age). For Plans 1 and 2, the first year of service is generally excluded as credited service under the plan. For Plan 3, the officer must earn 1,000 hours of service in order to be credited with an additional year of service under the plan.

Tenneco Retirement Plan for Salaried Employees

The benefit under the Tenneco Retirement Plan for Salaried Employees, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant’s years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant’s final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under the Pactiv Retirement Plan. (In 1999, we spun off our packaging and administrative services operations. The resulting company, now known as Pactiv Corporation (a subsidiary of Reynolds Group Holdings Limited), became the sponsor of our then-existing qualified defined benefit plan for salaried employees. We adopted the Tenneco Retirement Plan for Salaried Employees, which is patterned after the Pactiv-sponsored plan.) The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan. Pay is subject to the Internal Revenue Code Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

Benefits paid under this plan are payable as an annuity only. The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

As described below, we froze this plan effective December 31, 2006 so that no future benefits will be accrued under the plan.

Tenneco Supplemental Retirement Plan

The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant’s years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which cannot be done under the Tenneco Retirement Plan for Salaried Employees and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant’s final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Retirement Plan for Salaried Employees and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant’s average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years. If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers so that no future benefits will be accrued under the plan. Two executives did not have their benefits frozen. However, they agreed to a voluntary reduction in benefits under this plan as described below under “— 2006 Changes in Defined Benefits.”

Tenneco Supplemental Pension Plan

The accrued benefit under the Tenneco Supplemental Pension Plan (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan), is calculated based on the participant’s years of vesting service and salary and bonus. This plan was implemented in 1999 in connection with the transactions that resulted in our becoming a stand-alone company. The plan was designed to attract and retain key management as we faced the challenges of being highly leveraged in the automotive industry. The monthly benefit formula is the number of years of vesting service multiplied by 4%, subject to a maximum of 50%, multiplied by one-twelfth of the participant’s final average compensation. This amount is then reduced by any accrued benefits from the Tenneco Retirement Plan for Salaried Employees, the Tenneco Supplemental Retirement Plan and the Pactiv Retirement Plan. The final average compensation for this plan is the sum of the participant’s base pay and bonus payments received during the last 36 months of participation in the plan. Benefits from this plan are available to the participant upon reaching age 55 without any reduction for early retirement.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

As described below, we froze our defined benefits plans as to substantially all of our executives at December 31, 2006. One executive did not have his benefits frozen. However, he agreed to a voluntary reduction in benefits under this plan as described below under “— 2006 Changes in Defined Benefits.”

2006 Changes in Defined Benefits

In August 2006, we froze, effective December 31, 2006, our defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of certain executives who had employment contracts providing for specified benefits (all of whom voluntarily accepted a benefits reduction as described below), this freeze impacted all U.S.-based salaried employees (including executive officers) and non-union hourly employees who participated in any of the plans.

To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “DB Replacement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution pension plan as described in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans.”

Two of our executive officers - Mr. Nair and Mr. Jackson - had employment agreements that provided for their participation in the Supplemental Retirement Plan (Mr. Nair and Mr. Jackson) and/or Supplemental Pension Plan (Mr. Jackson). As a result, we did not freeze these plans for these executives. Instead, each individual executive voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for DB Replacement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the executive’s age at retirement.

Nonqualified Defined Contribution and Other Deferred Compensation Plans Table

The following table sets forth certain information regarding potential benefits as of the end of 2010 for the Named Executives under our nonqualified defined contribution plans.

Nonqualified Deferred Compensation

	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Earnings (Loss) in	Withdrawals/	Balance at
	in 2010	2010(1)	Distributions(2)	12/31/10(3)
Name	($)	($)	($)	($)

Mr. Sherrill	176,787	41,394	—	675,730
Mr. Trammell	67,619	5,741	10,993	272,146
Mr. Nair	45,391	2,831	15,728	163,616
Mr. Yanos	19,783	3,771	9,022	92,539
Mr. Jackson	19,290	1,725	9,276	94,703

(1)	Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual’s selected investments.

(2)	The amounts in this column reflect the portion of the bonus bank under the TAVA Plan that was paid during 2010. All of these amounts were earned and reported as part of the applicable executive’s bonus bank for periods prior to 2010.

(3)	Includes the following amounts remaining in the Named Executive’s bonus bank under the TAVA Plan after giving effect to payments during 2010, all of which were earned and reported as part of the applicable executive’s bonus bank in years prior to 2010: Mr. Trammell, $21,986, Mr. Nair, $31,456, Mr. Yanos, $18,043 and Mr. Jackson, $18,551.

We maintain a non-qualified defined contribution retirement plan. As described above in ‘‘— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans,” effective January 1, 2007, our executives and other senior managers became eligible to participate in this plan, with allocations under the plan calculated the same as under the applicable existing defined contribution retirement plan (as amended), except that (i) the compensation limit in Section 401(a)(17) of the Internal Revenue Code is disregarded and awards under the TAVA Plan or any successor plan are included in calculating compensation, and (ii) there is an offset for the DB Replacement Contributions.

Other Potential Post-Employment Compensation

Change in Control Severance Benefit Plan for Key Executives

We maintain a Change in Control Severance Benefit Plan for Key Executives, which was amended and restated effective as of December 2007. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Under the amended plan, a “change in control” happens if:

•	any person or group acquires 20% or more of our then outstanding common stock or the combined voting power of our then outstanding securities having general voting rights subject to limited exceptions,

•	our incumbent board of directors ceases to constitute a majority of our board of directors,

•	any merger, consolidation or sale of all or substantially all the assets in which our stockholders own less than 50% of the new company, or

•	we are liquidated or dissolved.

Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change in control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary and (ii) his or her targeted annual bonus in effect immediately prior to the change in control. In addition, we must provide the executive with (i) a pro rata bonus (payable in a lump sum), (ii) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (iii) out placement services and (iv) all deferred compensation (payable in a lump sum). Finally, we are required to provide a tax gross up to employees whose payments under the plan become subject to the tax imposed by Section 4999 of the Internal Revenue Code (gross up payment provisions differ depending on each employee’s grouping under the plan). Benefits under this plan are not conditioned on any action by the participant.

For Mr. Nair and Mr. Jackson, each of whom have an employment agreement originally entered into in 1999, various terms of the Change in Control Severance Benefit Plan in effect prior to December 2007 continue to apply in terms of entitlement to cash payments and the vesting of awards. Specifically, for such executives, a “change in control” happens if:

•	any person or group acquires 15% or more of our voting stock and the acquisition is not approved by our then incumbent board of directors, or any person or group acquires 40% or more of our voting stock, in each case subject to limited exceptions,

•	our incumbent board of directors ceases to constitute a majority of our directors or any person elects during any 24 months new directors that represent at least 25% of our board of directors without approval of our incumbent board,

•	any merger, consolidation or sale of all or substantially all the assets of our company if a majority of our incumbent board of directors is not a majority of the board of the surviving or successor company, or

•	we are liquidated.

These executives are also entitled to a lump sum cash payment equal to three times (i) his base salary plus, (ii) the higher of (a) his average bonus for the prior three years and (b) his targeted annual bonus in effect immediately prior to the change in control. The employment agreements further provide that each of the executive’s outstanding awards under the plan or any similar benefit plan or compensation arrangement or program will be treated as exercisable, earned at target and vested immediately upon the happening of a change in control.

See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for additional discussion of specific provisions in employment agreements regarding the calculation of benefits under this plan.

Under our 2006 Long-Term Incentive Plan (and its predecessor, the 2002 Long-Term Incentive Plan), upon a Change in Control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock will lapse and our LTPUs shall be deemed fully earned on the date of the Change in Control and paid based on assumed achievement of targeted performance goals.

Taking into account specific provisions related to the plan contained in employment agreements, we expect that Messrs. Sherrill, Trammell, Nair, Yanos and Mr. Jackson would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2010 (assuming termination on that date):

			Long Term	Early	Early
			Performance	Vesting of	Vesting of
	Severance	Bonus	Unit	Stock	Restricted	Other	Excise Tax and
Name	Amount	Amount	Payout(1)	Options(2)	Stock(2)	Benefits(3)	Gross-Up	Total(4)

Mr. Sherrill	$6,127,500	$1,092,500	$2,420,812	$8,196,308	$6,043,852	$61,170	$4,273,327	$28,215,469
Mr. Trammell	1,750,000	375,000	831,987	1,961,466	1,399,399	71,995	—	6,389,847
Mr. Nair	3,648,723	551,241	1,045,207	2,476,461	2,228,608	82,322	—	10,032,562
Mr. Yanos	1,451,586	298,856	671,069	1,575,327	1,125,520	65,750	—	5,188,108
Mr. Jackson	1,946,835	255,645	515,119	1,105,359	815,997	61,870	—	4,700,825

(1)	Represents full value of all unpaid long term performance units at their payout levels that would have vested upon a change in control, based on the closing price of a share of our common stock on December 31, 2010 of $41.16.

(2)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2010 for all unvested options and the value of all unvested restricted shares based on that price.

(3)	Represents welfare benefits, outplacement services and any remaining bonus bank under the TAVA Plan.

(4)	The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

Other Severance Benefits

Under Mr. Sherrill’s employment agreement, if he is involuntarily terminated by us other than for disability or cause or in connection with a change in control, he is entitled to receive a lump sum payment equal to two times his annual base salary (which lump sum amount would have been $1,900,000 as of December 31, 2010). We expect that Mr. Nair and Mr. Jackson would have become entitled to receive payments from us as follows had their positions been terminated by us on December 31, 2010, other than following a change in control and other than for death, disability or nonperformance of duties (assuming our board of directors agreed to vest outstanding equity-based awards upon termination):

		Long Term	Early	Early
		Performance	Vesting of	Vesting of
	Severance	Unit	Stock	Restricted	Health
Name	Amount(1)	Payout(1)(2)	Options(3)	Stock(3)	Benefits	Total

Mr. Nair	$1,798,750	$1,045,207	$2,476,461	$2,228,608	$9,454	$7,558,480
Mr. Jackson	1,022,580	515,119	1,105,359	815,997	6,744	3,465,799

(1)	Payable in a lump sum.

(2)	Represents full value of all unpaid long term performance units at their payout levels, based on the closing price of a share of our common stock on December 31, 2010 of $41.16.

(3)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 31, 2010 for all unvested options and the value of all unvested restricted shares based on that price.

In addition, we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. Under this plan, eligible employees receive a severance payment in a lump sum equal to the total of (1) 1.5 weeks of pay for each full or partial year of service, (2) an additional payment from four to 12 weeks of pay based on the employee’s age at termination, and (3) an additional payment from one to 14 weeks of pay based on the employee’s pay grade at termination, subject to a maximum of 52 weeks of pay. This plan would apply to Mr. Trammell and Mr. Yanos, who we expect would have received $427,884 and $426,937, respectively, if his employment had been terminated by us on December 31, 2010 in connection with a reduction in force or similar layoff. We require participants to sign a customary release to receive benefits under this plan.

Compensation-Related Risk

We believe that our compensation programs for our named executive officers and other employees incentivize the creation of stockholder value on both an annual and long-term basis. As a result, we believe our programs do not encourage excessive or inappropriate risk-taking and are not reasonably likely to have a material adverse effect on us.

Our annual cash incentives for most salaried and some hourly employees are based primarily on the achievement of EVA performance, which we believe is a key driver of stockholder value. Each individual incentive target is not excessive in relation to the participant’s base salary. Subject to the discretion of the Compensation/Nominating/Governance Committee of the Board, these annual cash incentives are capped at 200% of target.

Our long-term cash incentive payments are also capped at 200% of target. Historically, they have been based on total stockholder return. For 2010, long-term cash incentive payments will be based on free cash flow and EBITDA measures, in addition to total stockholder return. We believe that these measures are key indicators of the value generated for stockholders. We attempt to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve results. We award stock options and restricted stock to our senior and middle managers to further align the interests of our employees and stockholders. These awards vest over a three-year period. We believe our long-term compensation programs encourage the delivery of sustained performance over multiple periods, rather than performance in a single period.

Director Compensation

The following table and related narrative shows the compensation we paid, for 2010, to each of our outside directors for all services provided to our company and its subsidiaries.

Director Compensation for 2010 (1)

	Fees	Stock
	Earned	Awards	Total
Name	($)	($)	($)

Mr. Cramb	73,000	43,358	116,358
Mr. Letham	70,000	43,358	113,358
Mr. Porter	72,500	43,358	115,858
Mr. Price	68,500	43,358	111,858
Mr. Stecko	74,500	43,358	117,858
Mr. Takeuchi	70,000	43,358	113,358
Ms. Warner	74,833	43,358	118,191

(1)	The aggregate number of awards of restricted stock and options outstanding at December 31, 2010 for each director was:

	Number of	Number of
	Options	Restricted Shares
	Outstanding	Outstanding
Name	(#)	(#)

Mr. Cramb	5,000	2,250
Mr. Letham	—	2,250
Mr. Porter	25,000	2,250
Mr. Price	25,000	2,250
Mr. Stecko	5,000	2,250
Mr. Takeuchi	—	2,250
Ms. Warner	6,502	2,250

Fee Structure

In 2010, each outside director was paid an annual retainer fee of $50,000 for service on the Board of Directors. In general, 60% of the retainer fee was paid in the form of common stock equivalents (the “directors’ stock equivalents”), as described below, and 40% of the retainer fee was paid in cash. The outside directors also received meeting attendance fees, committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees were generally paid in cash, but at the option of the director may have been paid in directors’ stock equivalents. Outside directors received $1,000 for each in-person meeting of the Board of Directors attended, and $500 for each telephonic meeting. Outside directors who were members of the Audit Committee or the Compensation/Nominating/Governance Committee received $1,000 for each in-person meeting and $500 for each telephonic meeting attended. In 2010, each outside director who served as the Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee was paid a fee of $8,000. Also, the lead independent director was paid a $6,000 retainer fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Outside directors who served as members of the Audit Committee or Compensation/Nominating/Governance Committee were paid $4,000 per committee membership.

In October 2010, the Compensation/Nominating/Governance Committee reviewed and revised the fee structure for outside directors after reviewing a market study of director compensation prepared by the independent compensation consultant. For 2011, each outside director will be paid an annual cash retainer fee of $76,500 for service on the Board of Directors which, at the option of a director, may be paid in cash or directors’ equivalent units. The outside directors will continue to receive meeting attendance fees, committee chair fees and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be paid in directors’ stock equivalents. Outside directors receive $1,000 for each in-person meeting of the Board of Directors attended, and $500 for each telephonic meeting. Outside directors who are members of the Audit Committee or the Compensation/Nominating/Governance Committee receive $1,000 for each in-person meeting and $500 for each telephonic meeting attended. In 2011, the outside director who serves as the Chairman of the Audit Committee will be paid a fee of $16,000. The outside director who serves as the Chairman of the Compensation/Nominating/Governance Committee will be paid a fee of $12,000. Also, the lead independent director will be paid a $20,000 fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Committee membership fees were eliminated.

Common Stock Equivalents, Options and Restricted Stock

For 2010 and prior periods, all or a portion of an outside director’s retainer fee was generally paid in common stock equivalent units. Beginning in 2011, an outside director’s retainer fee is paid in cash unless the director elects otherwise. Directors’ stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors’ stock equivalents are issued at 100% of the fair market value on the date of the grant.

For 2010, each of the outside directors received a grant of 2,250 shares of restricted stock, which vested in January 2011. As part of its review of the outside directors’ fees structure in October 2010, the Compensation/Nominating/Governance Committee also reviewed and revised its equity award policy for outside directors. Beginning with 2011, each outside director will receive an annual award of restricted stock with a target value of $90,000. The restricted stock will vest on the first anniversary of the grant date.

Deferred Compensation Plan

We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of his or her cash retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include directors’ stock equivalents, which may be paid out in either cash or, at our option, shares of common stock.

Compensation/Nominating/Governance Committee Interlocks and Insider Participation

During fiscal 2010, Ms. Warner and Messrs. Price, Stecko and Porter served on the Compensation/Nominating/Governance Committee. From November 1998 to April 1999, Mr. Stecko served as our President and Chief Operating Officer, at a time when we held the former Tenneco Inc.’s automotive and packaging operations. Prior to that time, he served in other executive officer capacities in the former packaging operations. Mr. Stecko, having left our employment in April 1999 to become Chief Executive Officer of Packaging Corporation of America (which simultaneously purchased our former paperboard packaging operations), meets the independence standards for compensation and nominating committee membership under the NYSE listing standards.

Tenneco Inc.
Compensation/Nominating/Governance Committee
Report On Executive Compensation

The Compensation/Nominating/Governance Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation/Nominating/Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Form 10-K for the year ended December 31, 2010 and in this proxy statement.

Compensation /Nominating /Governance Committee

Roger B. Porter — Chairman
David B. Price, Jr.
Paul T. Stecko
Jane L. Warner

REPORT OF AUDIT COMMITTEE

General

The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independence for purposes of the NYSE listing standards. In addition, the Board has designated Messrs. Cramb and Letham as “audit committee financial experts” under the applicable SEC rules. All of the members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2010 with our management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent auditors for 2010 (“PwC”), the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” and Regulation S-X Rule 2-07, “Communication with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from PwC required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence” regarding PwC’s communications with the audit committee concerning independence. The Audit Committee has also discussed PwC’s independence from our company with PwC.

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended December 31, 2010 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee

Charles W. Cramb — Chairman
Dennis J. Letham
Minsunobu Takeuchi

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(Item 2)

The Board of Directors recommends that you vote FOR this proposal.

Financial statements of our company and our consolidated subsidiaries will be included in our Form 10-K furnished to all stockholders. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants for us to examine our consolidated financial statements for the year ending December 31, 2011, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. PwC served as our independent public accountants for 2010. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions. Deloitte & Touche LLP was engaged as our principal independent public accountants for 2002 through 2009.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate fees and expenses billed to us for the fiscal year ended December 31, 2010 by PwC and for the fiscal year ended December 31, 2009 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”):

	2010	2009

Audit fees(a)	$4,210,898	$4,497,849
Audit-related fees	—	—

Total audit and audit-related fees	$4,210,898	4,497,849
Tax fees:
Compliance and tax audit support(b)	—	960,181
Planning and consulting(c)	—	28,100

Total tax fees	—	988,281

	$4,210,898	$5,486,130

(a)	Audit services in 2010 and 2009 consisted of:

•	Audit of our annual financial statements including audits of subsidiary financial statements required by local country laws

•	Audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002

•	Reviews of our quarterly financial statements

•	Comfort letters, consents and other services related to SEC matters

(b)	Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings. Tax compliance services in 2009 consisted of:

•	Federal, state and local income tax return assistance

•	Sales and use, property and other tax return assistance

•	Transfer pricing documentation

•	Requests for technical advice from taxing authorities

•	Assistance with tax audits and appeals

(c)	Tax planning and consulting services are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Tax planning and consulting services in 2009 consisted of:

•	Tax advice related to intra-group transactions and restructurings

•	Tax planning related to certain foreign operations

In considering the nature of the services provided by PwC for 2010 and Deloitte & Touche for 2009, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with each firm and our management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee maintains a pre-approval policy regarding the provision of non-audit services by our independent public accounting firm. All of the services performed by Deloitte & Touche in 2009 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee. PwC did not provide any non-audit services for us in 2010.

The Audit Committee’s pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that our independent auditor may perform. The policy requires that, each fiscal year, a description of the services (the “Service List”) expected to be performed by our independent auditor in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year. Any proposed service exceeding 120% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

APPROVE EXECUTIVE COMPENSATION IN AN ADVISORY VOTE
(Item 3)

The Board of Directors recommends that you vote FOR approval of the compensation of our Named Executives.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on the compensation of our Named Executives. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to endorse, not endorse or abstain from voting on our executive compensation programs and policies. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every three years.

Our executive compensation program is designed to attract and retain officers of the highest qualifications, experience and ability and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our total stockholder return, EBITDA and free cash flow. The Compensation/Nominating/Governance Committee, to which we refer as the “committee,” believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. As described more fully in the Compensation Discussion and Analysis on pages 21-31 of this proxy statement, the key features of our executive compensation program include:

•	Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual and long-term cash incentive compensation and equity compensation. This reinforces a results-oriented management culture with the overarching goal of enhancing stockholder value.

•	Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. 50th percentile for target performance).

•	We maintain stock ownership guidelines that apply to all of our directors and our senior officers. As of March 21, 2011, the record date for our Annual Meeting, our executive officers collectively owned approximately 3.7% of our outstanding common stock, which significantly aligns their interests with the interests of our stockholders.

•	Our committee has directly retained and receives advice from Meridian Compensation Partners, LLC, an independent compensation consulting firm that provides no other services to our company.

As noted in the “Executive Summary” of Compensation Discussion and Analysis on pages 21-22 of this proxy statement, we believe our compensation program for our Named Executives has been effective in driving outstanding financial results in 2010 and helping the company to weather the financial crisis of the prior years. Our total stockholder return for 2010 was 132%.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Tenneco approve, on an advisory basis, the compensation of Tenneco’s Named Executives as disclosed in the Proxy Statement for the 2011 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the committee, which is comprised of independent directors and is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders. Accordingly, the committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and will take these matters into consideration when making future compensation decisions for Named Executives.

APPROVE “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Item 4)

The Board of Directors recommends that you vote for “one year” as the frequency of future advisory votes on compensation of our Named Executives.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on whether the advisory vote on our executive compensation should be held every one, two or three years. Stockholders may also abstain from voting on this proposal. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every six years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every year. The Board believes that conducting the advisory vote on executive compensation every year is optimal for a number of reasons, including:

•	Our executive compensation program is evaluated, adjusted and approved on an annual basis. As part of an annual evaluation, our Compensation/Nominating/Governance Committee, to which we refer as the “committee,” reviews and determines the primary elements of compensation for our Named Executives. Setting a one-year period for holding a stockholder vote on our executive compensation program will allow the stockholders to provide our committee with direct and frequent input on the compensation program for our Named Executives as disclosed in the proxy statement every year.

•	An advisory vote every year reflects an appropriate time frame for our committee to adjust our executive compensation program if necessary in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the result of the committee’s actions in a timely manner.

•	An annual advisory vote on the executive compensation program aligns closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including the compensation program for our Named Executives.

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the Board and the committee intend to conduct an annual advisory vote on executive compensation if so recommended by the stockholders. Otherwise, we will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — Tenneco Inc. Compensation/Nominating/Governance Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

DIRECTIONS TO ANNUAL MEETING

If you plan to attend the annual meeting in person, below are directions to our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

From North
Take 294 South
Exit Route 60 (Town Line Road) (left/east)
Left on Field Drive (2nd light)
Tenneco on Left Side

From O’Hare Airport and South
Take 294 North
Exit Route 60 (Town Line Road) (right/east)
Left on Field Drive (1st light)
Tenneco on Left Side

From Downtown Chicago
Kennedy Expressway, I-90, west
To Edens Expressway, I-94, toward Milwaukee
To 294 North
Exit Route 60 (Town Line Road) (right/east)
Left on Field Drive (1st light)
Tenneco on Left Side

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2012, the proposal must be received by December 9, 2011.

Other Stockholder Proposals — Discretionary Voting Authority and By-Laws

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2012 annual meeting not included by or at the direction of the Board must be received not earlier than January 19, 2012, nor later than February 18, 2012.

JAMES D. HARRINGTON
 Corporate Secretary

The Company has made available to you its Form 10-K which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to General Counsel, Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045.

NOTICE OF ANNUAL
MEETING AND
PROXY STATEMENT

Annual Meeting
of Stockholders
May 18, 2011

Tenneco Inc.
500 North Field Drive, Lake Forest, Illinois 60045

Tenneco Inc.
500 North Field Drive
Lake Forest, Illinois 60045

April 6, 2011

Dear Benefit Plan Participant:

The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held Wednesday, May 18, 2011, at 10:00 a.m., local time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice and proxy statement, which is being sent to all benefit plan participants in connection with the Annual Meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote by 11:59 p.m. eastern time on May 15, 2011 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account,

•	FOR the election of the nominees for director named in the proxy statement;

•	FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2011;

•	FOR the approval, in an advisory vote, of the Company’s executive compensation;

•	FOR the approval, in an advisory vote, of one year as the frequency of future votes on the Company’s executive compensation; and

•	In the discretion of the proxies on all other matters as may be properly brought before the Annual Meeting.

If you do not return your executed form of proxy to the Trustee, then your shares will be voted by the Trustee in accordance with the requirements of your benefit plan. Under the plan, the Trustee will vote all such shares in the same proportion as the instructions that it receives from participants who vote their shares.

Your vote will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

YOUR BENEFITS COMMITTEE

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TENNECO INC. 500 N. FIELD DRIVE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS LAKE FOREST, IL 60045 If you would like to reduce the costs incurred by our company in mailing proxy ATN: JAMES D. HARRINGTON materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE - 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR 02 the following Election of Directors For Against Abstain 0000000000 01 Charles W. Cramb 0 0 0 02 Dennis J. Letham 0 0 0 For Against Abstain 03 Hari N. Nair 0 0 0 3 Approve executive compensation in an advisory 0 0 0 vote. 04 Roger B. Porter 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 05 David B. Price, Jr. 0 0 0 4 Advisory vote on the frequency of future 0 0 0 0 advisory votes on executive compensation. 06 Gregg M. Sherrill 0 0 0 07 Paul T. Stecko 0 0 0 NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the 08 Mitsunobu Takeuchi 0 0 0 meeting (or any adjournment or postponement thereof). 09 Jane L. Warner 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3.For Against Abstain Investor Address Line 1 Investor Address Line 2 2 Approve appointment of PricewaterhouseCoopers 0 0 0 Investor Address Line 3 R1.0.0.11699 LLP as independent public accountants for 2011.Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as 1John Sample 0000098338 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorize d officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, and 401K Letter (PLAN ONLY) is/are available at www.proxyvote.com. TENNECO INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The Stockholder(s) hereby appoint(s) Gregg M. Sherrill and James D. Harrington, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tenneco Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central time, on Wednesday, May 18, 2011, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSALS TWO AND THREE AND FOR “1 YEAR” IN PROPOSAL FOUR.00000983382 R1.0.0.11699 Continued and to be signed on reverse side